UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material under §240.14a-12
Eastern Bankshares, Inc.
(Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2024

Dear Shareholder:

I am pleased to invite you to attend the 2024 Annual Meeting of Shareholders of Eastern Bankshares, Inc. The meeting will be held on Monday, May 13, 2024, at 12:00 p.m. Eastern Time online via the Internet. Details regarding the business to be conducted at the meeting are described in the notice of the meeting and our proxy statement.

Shareholders will receive a notice describing how to access our proxy materials over the Internet, how to register to attend the meeting virtually, and how to request a paper copy of the proxy materials. Our proxy materials, including this proxy statement and our 2023 annual report to shareholders, contain our audited financial statements and information about our business.

Your vote is very important. You can ensure your shares of our common stock are represented and are voted by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form. We encourage you to consider registering for and attending our virtual 2024 Annual Meeting of Shareholders.

Thank you for your support and continued interest in Eastern Bankshares, Inc.

Sincerely,

ROBERT F. RIVERS
Chair of the Board of Directors and Executive Chair

April 1, 2024

To Shareholders of

Eastern Bankshares, Inc.

NOTICE OF ANNUAL MEETING

The 2024 Annual Meeting of Shareholders of Eastern Bankshares, Inc. will be held on Monday, May 13, 2024, at 12:00 p.m. Eastern Time online via the Internet. The purpose of the meeting is to consider and take action upon the following matters:

1.	to elect five directors for a three-year term expiring in 2027;
2.	to hold an advisory vote on executive compensation;
3.	to ratify the appointment of Ernst & Young LLP by the Audit Committee of our Board of Directors as our company’s independent registered public accounting firm for the 2024 fiscal year; and
4.	to vote on such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the shareholders entitled to receive notice of and to vote at the Annual Meeting is Friday, March 8, 2024. Our stock transfer books will remain open.

Our Bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present online or in person, or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form. If you choose to attend the virtual 2024 Annual Meeting, you may also vote your shares through the Internet during the meeting.

You are entitled to participate in the 2024 Annual Meeting if you were a shareholder at the close of business on Friday, March 8, 2024, the record date, or hold a legal proxy for the meeting provided by your bank, broker or nominee as of such record date.

● To register to attend the 2024 Annual Meeting online via the Internet, visit www.proxydocs.com/EBC and enter your control number. Registrants who choose to participate will be provided a link via email to the virtual meeting on the day of the meeting.

● To vote your shares virtually in advance of or at the 2024 Annual Meeting, visit www.proxypush.com/EBC and enter your control number.

Your control number can be found on your proxy card, vote authorization form or the Notice of Internet Availability of Proxy Materials.

If you join the virtual 2024 Annual Meeting, you can submit questions in writing during the meeting through the Q&A tab on the virtual platform. We intend to answer as many questions that pertain to company matters as time allows during the meeting. Questions that are substantially similar may be grouped or not answered to ensure we are able to address as many topics as possible.

A complete list of registered shareholders will be made available to shareholders of record at the meeting and in accordance with our Bylaws by emailing annualmeeting@easternbank.com.

This notice, the proxy and proxy statement are sent to you by order of our Board of Directors on behalf of the company.

KATHLEEN C. HENRY
Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

We are furnishing this proxy statement (“the Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors (which we sometimes refer to as “Board”) of Eastern Bankshares, Inc. (which we may also refer to as “we” “us” or “the Company” throughout this Proxy Statement; Eastern Bank is sometimes referred to herein as the “Bank,” and Eastern Bankshares, Inc. and Eastern Bank are sometimes collectively referred to herein as “Eastern”) for use at our 2024 annual meeting of shareholders (“Annual Meeting” or “the Meeting”) to be held on Monday, May 13,, 2024, at 12:00 p.m. Eastern time online via the Internet and at any adjournment of that meeting. The mailing address of our principal executive office is 125 High Street, Boston, MA 02110. The Notice of Annual Meeting and this Proxy Statement are first being furnished to our shareholders on or about April 1, 2024.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 1, 2024, to comply with the 40-day requirement pursuant to Rule 14a-16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Notice contains instructions on how to access our proxy materials, including our Proxy Statement, in connection with the Annual Meeting and submit your proxy or vote authorization form. The Notice also provides information on how to request paper copies of our proxy materials. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise. If you receive more than one Notice, it means that your shares are registered in more than one name or are registered in different accounts. In order to vote the shares you own, you must vote pursuant to the instructions on each Notice.

VOTING PROCEDURES

Purpose of Annual Meeting

Shareholders entitled to vote at the Annual Meeting will consider and act upon the matters outlined in the notice of meeting accompanying this Proxy Statement, including the election of five individuals to our Board of Directors, each to be elected for a three-year term expiring in 2027 (Proposal 1); approval, by non-binding advisory vote, of the compensation of our named executive officers (Proposal 2); and ratification of the appointment by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the 2024 fiscal year (Proposal 3).

Voting Securities and Record Date

Only shareholders of record at the close of business on Friday, March 8, 2024 (“Record Date”), are entitled to vote at the meeting or any adjournment of the Meeting. Our outstanding capital stock entitled to vote at the meeting as of Friday, March 8, 2024, consisted of 176,631,477 shares of our common stock, $0.01 par value per share. Each holder of record of our common stock on the Record Date is entitled to one vote per share of common stock held, except that, as provided in our Articles of Organization, a person who beneficially owns more than 10% of our shares will be entitled to cast only one one-hundredth (1/100th) of a vote per share for each share in excess of the 10% limit.

In accordance with our amended and restated bylaws (“Bylaws”) a list of shareholders of record as of the Record Date (“Shareholder List”) will be available for inspection by any shareholder, beginning two business days after notice is given of the Meeting and continuing through the Annual Meeting. The Shareholder List may be accessed during the Annual Meeting through the virtual meeting platform. In addition, you may contact our Corporate Secretary by submitting an email to annualmeeting@easternbank.com and requesting a time to view the Shareholder List virtually, for any purpose germane to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., local time, on any business day from Wednesday, April 3, 2024, to the time of the Annual Meeting.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained. For purposes of determining the presence or absence of a quorum, abstentions and broker non-votes will be counted as present. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Brokers have the discretion to vote their clients’ proxies only on routine matters.

Attending the Annual Meeting

We invite all shareholders as of the Record Date to attend the Annual Meeting, which will be held online.

Virtual Meeting Registration and Attendance Process

• To attend the virtual Annual Meeting, you must first register at www.proxydocs.com/EBC.

• On this registration website, you will be asked to enter your name, email address and the unique Control Number found on the proxy materials you received.

• A link to the Annual Meeting will be emailed to you on the day of the Annual Meeting.

If you own an interest in our common stock through the Company’s Employee Stock Ownership Plan (“ESOP”) or 401(k) Plan, you may register to attend, but may not vote at, the Annual Meeting.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event that you later decide not to attend the Annual Meeting.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the Annual Meeting can only be voted if the shareholder of record of such shares is present at the Annual Meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until the dates and times set forth below, by following the instructions on the proxy card or the Notice.

Shareholders of Record

If you are a shareholder of record of our common stock as of the Record Date, you may vote in one of the following ways:

By Internet	by following the Internet voting instructions included in the proxy card and Notice until the close of polls at the Annual Meeting.

By Telephone	by following the telephone voting instructions included in the proxy card and Notice until the close of polls at the Annual Meeting.

By Mail	by marking, dating and signing your printed proxy card (if requested and received by mail) in accordance with the instructions on it and returning it by mail in the pre- addressed reply envelope provided with the proxy materials for receipt prior to the Annual Meeting.

Online during the Annual Meeting	by attending the virtual Annual Meeting and voting online while the polls are open.

You may revoke your proxy at any time before the shares are voted at the Annual Meeting by entering new voting instructions by telephone or over the Internet until the close of polls at the Annual Meeting, by written notice received by our Corporate Secretary before the Annual Meeting, by executing and returning a new proxy bearing a later date, or by voting online during the Annual Meeting. Attendance at the Annual Meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted in accordance with the recommendation of our Board of Directors and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the Annual Meeting. The Board of Directors recommends that you vote FOR the listed nominees for director; FOR the approval of an advisory vote on compensation paid to our NEOs; and FOR ratification of the appointment by the Audit Committee of our Board of Directors of our independent registered public accounting firm for the 2024 fiscal year.

Shareholders in “Street Name”

If your shares are held in “street name” through a broker, bank or other intermediary, your broker, bank or other intermediary should give you instructions for voting your shares. In these cases, you may vote by internet, telephone or mail, as instructed by your broker, bank or other intermediary.

If you hold your shares in “street name,” generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. Brokers have the discretion to vote their clients’ proxies only on routine matters.

At our Annual Meeting, only the ratification of the appointment of our auditors is considered a routine matter. The vote on election of directors and the advisory vote on executive compensation are non-discretionary voting matters, and therefore your broker will not be able to vote on any of these matters without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy materials. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes. Please reach out to your broker, bank or other intermediary if you have not received such instructions or have questions.

Participants in the Company’s 401(k) Plan or ESOP

If you are a participant in the Company’s ESOP or 401(k) Plan, you will receive a Notice by e-mail or by mail. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. Using the Control Number received on your Notice, follow the instructions above (for “Shareholders of Record”) to provide your voting instructions to the applicable plan trustee or administrator by Internet or telephone. If you own shares through any of these plans and you do not provide your voting instructions by 11:59 p.m., Eastern Time, on Wednesday, May 8, 2024, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans. Please note that plan participants must provide voting instructions by the specified deadline (May 8), which is earlier than the voting deadline for shareholders of record (who may vote through the closing of the polls at the Annual Meeting). In addition, due to the earlier voting deadline for plan participants, you cannot provide your voting instructions at the Annual Meeting. However, you may still register for and attend the Annual Meeting and ask questions.

Even if you plan to attend the virtual Annual Meeting, we encourage you to vote in advance by Internet, telephone, or mail so that your vote will be counted in the event that you later decide not to attend the Annual Meeting.

Vote Required

Assuming a quorum is present at the Annual Meeting, the vote required to adopt each of the proposals is as follows:

•

Election of Directors (Proposal 1). The election of directors is determined by a majority of the votes cast in person or by proxy by the shareholders entitled to vote on the election of directors in an uncontested election. Under our Bylaws, a nominee will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not counted as votes “for” or “against” a nominee and will have no effect upon the outcome of the vote on the election of directors.

•

All Other Matters: Advisory Vote on Executive Compensation (Proposal 2); and Ratification of the Appointment by the Audit Committee of our Board of Directors of Our Independent Registered Public Accounting Firm (Proposal 3). All other matters are determined by a majority of the votes cast by the holders of the shares present or represented by proxy at the Annual Meeting and voting on each matter. Abstentions and broker non-votes will have no effect on the determination of whether shareholders have approved these proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of Friday, March 8, 2024, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the Securities and Exchange Commission (“SEC”);

•	each of our NEOs and directors; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. The applicable percentage of beneficial ownership is based on 176,631,477 shares of our common stock outstanding as of March 8, 2024. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated, we believe, based on information furnished by such persons, that each person listed below has sole voting and investment power with respect to the shares of Company common stock shown as beneficially owned. Securities that may be beneficially acquired within 60 days of Friday, March 8, 2024 are deemed to be beneficially owned by the person holding such securities for the purpose of computing ownership of such person but are not treated as outstanding for the purpose of computing the ownership of any other person.

Name of Beneficial Owner	Directly or Indirectly Held (#)(1)(2)	Right to Acquire (#)(3)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
The Vanguard Group (4)	16,382,980	—	16,382,980	9.28%
Principal Trust Company (5)	14,916,134	—	14,916,134	8.44%
T. Rowe Price Investment Management, Inc. (6)	13,230,563	—	13,230,563	7.49%
BlackRock, Inc. (7)	12,590,988	—	12,590,988	7.13%
FMR LLC (8)	11,023,954	—	11,023,954	6.24%
Richard C. Bane (9)	189,747	—	189,747	*
Luis A. Borgen (10)	82,328	—	82,328	*
Joseph T. Chung (11)(15)	119,747	—	119,747	*
Paul M. Connolly (12)	82,247	—	82,247	*
Bari A. Harlam (13)(15)	76,097	—	76,097	*
Marisa J. Harney (14)	—	—	—	*
Diane S. Hessan (16)	111,747	—	111,747	*
Richard E. Holbrook (17)	266,247	—	266,247	*
Deborah C. Jackson (15)(18)	95,214	—	95,214	*
Peter K. Markell (19)	169,747	—	169,747	*
Robert F. Rivers (15)(20)	240,450	—	240,450	*
Paul D. Spiess (21)	169,747	—	169,747	*
Linda M. Williams (22)	—	—	—	*
Quincy L. Miller (23)	99,989	—	99,989	*
James B. Fitzgerald (24)	176,725	—	176,725	*

Name of Beneficial Owner	Directly or Indirectly Held (#)(1)(2)	Right to Acquire (#)(3)	Total Amount and Nature of Beneficial Ownership of Common Stock (#)	Percentage of Common Stock (%)
Donald M. Westermann (25)	38,633	—	38,633	*
Kathleen C. Henry (26)	38,636	—	38,636	*
Timothy J. Lodge (27)	35,991	—	35,991	*
All Directors and Executive Officers as a group (19 persons) (28)	2,030,874	—	2,030,874	1.15%

*	Less than 1%

(1)

The number of shares beneficially owned by each shareholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each shareholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)

For executive officers, shares directly or indirectly held includes shares held by the Company’s ESOP, including the amounts of 2,793 shares for each of our NEOs. Fractional shares have been rounded down.

(3)	Consists of shares of the Company’s common stock which the named individual or group has the right to acquire within 60 days of Friday, March 8, 2024.
(4)

Based upon information regarding Company holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard reported that, as of December 31, 2023, it had shared voting power over 137,253 shares; sole dispositive power over 16,081,993 shares; and shared dispositive power over 300,987 shares. Vanguard beneficially owns the Company holdings disclosed in the table above in its capacity as an investment advisor.

(5)

Based upon information regarding Company holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on February 9, 2024, by Delaware Charter Guarantee & Trust Company dba Principal Trust Company as Directed Trustee (“Trustee”) of the ESOP. The Trustee reported that, as of December 31, 2023, it held 14,916,134 shares of the Company’s common stock, as to which it had both shared voting power and shared dispositive power and as to which it disclaims beneficial ownership. The address of the Trustee is 1013 Centre Road Ste 300, Wilmington DE 19805-1265. The ESOP is subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). The Trustee follows the directions of the investment fiduciary named in the ESOP or other parties designated in the ESOP’s trust agreement with respect to voting and disposition of shares and is subject to certain fiduciary duties under ERISA.

(6)

Based upon information regarding Company holdings reported by way of a Schedule 13G filed with the SEC on February 14, 2024, by T. Rowe Price Investment Management, Inc (“T. Rowe Price”). The address of T. Rowe Price is 101 E. Pratt Street, Baltimore, MD 21201. T. Rowe Price reported that, as of December 31, 2023, it had sole voting power over 4,710,089 shares and sole dispositive power over 13,230,563 shares. T. Rowe Price beneficially owns the Company holdings disclosed in the table above in its capacity as an investment advisor.

(7)

Based upon information regarding Company holdings reported by way of Amendment No. 3 to a Schedule 13G filed with the SEC on January 26, 2024, by BlackRock, Inc. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001. BlackRock, Inc., which filed as a parent holding company, reported that, as of December 31, 2023, it had sole voting power and sole dispositive power over 12,245,822 and 12,590,988 shares, respectively.

(8)

Based upon information regarding Company holdings reported by way of a Schedule 13G filed with the SEC by FMR LLC, on February 8, 2024. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. FMR LLC reported that, as of December 29, 2023, it, as a parent holding company/control person, and Abigail P. Johnson, Director, Chairman, and Chief Executive Officer of FMR LLC, as an individual, each had sole dispositive power over 11,023,954 shares. FMR LLC had sole voting power over 11,018,681 shares. Fidelity Management & Research Company LLC, a subsidiary of FMR LLC, beneficially owned 5% or more of the shares reported in its capacity as an investment advisor. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners of Series B voting common shares representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shares have entered into a shareholders’ agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.

(9)	Consists of (i) 147,707 shares held directly and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(10)	Consists of (i) 40,288 shares held directly and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(11)	Consists of (i) 77,707 shares held directly and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(12)	Consists of (i) 40,207 shares held directly and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(13)	Consists of (i) 21,557 shares held directly; (ii) 12,500 shares held in joint tenancy with spouse; and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(14)	Ms. Harney joined our Board in October 2023 and had no share ownership as of the record date.
(15)

Excludes 5,759,427 shares of Company common stock beneficially owned by the Eastern Bank Foundation (“Foundation”) as of March 8, 2024, as to which the director shares investment power as a trustee of the Foundation. The Company donated such shares in connection with its initial public offering (“IPO”). The Foundation is a charitable trust under Massachusetts law. It is organized exclusively for charitable purposes, and its trust instrument provides that no part of the Foundation’s net earnings will inure to the benefit of or be payable to any private shareholder or individual. As required by Federal Reserve Board regulations, all shares of Company common stock held by the Foundation must be voted in the same ratio as all other shares of the Company common stock on all proposals considered by the Company’s shareholders.

(16)

Consists of (i) 67,707 shares held directly; (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements; and (iii) 2,000 shares held by Crimson Seed Capital, LLC, which is controlled by Ms. Hessan’s spouse and as to which Ms. Hessan disclaims beneficial ownership except to the extent of any pecuniary interest therein.

(17)	Consists of (i) 27,707 shares held directly; (ii) 196,500 shares held in joint tenancy with spouse; and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(18)	Consists of (i) 34,174 shares held directly; (ii) 19,000 shares held in an IRA; and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(19)	Consists of (i) 127,707 shares held directly and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(20)	Consists of (i) 37,657 shares held directly; (ii) 200,000 shares held in joint tenancy with spouse; and (iii) 2,793 shares held by the Company’s ESOP.
(21)	Consists of (i) 77,707 shares held directly; (ii) 50,000 shares held by spouse; and (ii) 42,040 shares of restricted stock that are subject to applicable vesting requirements.
(22)	Ms. Williams joined our Board in October 2023 and had no share ownership as of the record date.
(23)	Consists of (i) 12,676 shares held directly; (ii) 83,240 shares held through IRAs; (iii) 1,280 shares held by spouse’s IRA, and (iv) 2,793 shares held by the Company’s ESOP.
(24)	Consists of (i) 22,723 shares held directly; (ii) 18,978 shares held in a 401(k) Plan account; (iii) 132,231 shares held in joint tenancy with spouse; and (iv) 2,793 shares held by the Company’s ESOP.

(25)	Consists of (i) 14,480 shares held directly; (ii) 21,360 shares held in a 401(k) Plan account; and (iii) 2,793 shares held by the Company’s ESOP.
(26)	Consists of (i) 14,483 shares held directly; (ii) 21,360 shares held in a 401(k) Plan account; and (iii) 2,793 shares held by the Company’s ESOP.
(27)

Consists of (i) 18,247 shares held directly, (ii) 15,855 shares held in 401(k) Plan account, and (iii) 1,889 shares held by the Company’s ESOP. Shares reported for Mr. Lodge are as of October 31, 2023, his final day of employment with the Company.

(28)

Includes (i) 1,825,098 shares held directly or indirectly with spouse or as custodian for the benefit of a family member; (ii) 102,240 shares held in IRAs, (iii) 84,890 shares held in 401(k) Plan accounts, and (iv) 18,646 shares held by the Company’s ESOP. Dividends paid on shares held by participants in 401(k) Plan and ESOP accounts are automatically reinvested to acquire additional shares of Company stock. Shares forfeited by ESOP participants are reallocated to remaining participants based on eligible compensation, in the same manner that shares are allocated for such year.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2023 on a timely basis, with the following exception: a Form 4 for Gregory P. Buscone in connection with 401(k) investment rebalancing activity was untimely filed on December 21, 2023.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, our Board of Directors is divided into three classes of directors serving staggered three-year terms, with each class being as equal in number as possible. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. Five directors are standing for election at the Annual Meeting.

Based on the recommendation of its Nominating and Governance Committee, our Board of Directors has nominated Messrs. Bane, Chung, and Connolly and Mses. Harlam and Harney for election as directors for the three-year term expiring at the 2027 annual meeting of shareholders. Messrs. Bane, Chung, and Connolly and Mses. Harlam and Harney are each currently members of our Board of Directors. If any nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our Board of Directors. We do not expect that any nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier retirement or their resignation, death or removal in accordance with our Bylaws.

In accordance with an amendment approved by our shareholders in 2022, our Articles of Organization have been amended to provide that for our annual meetings of shareholders in 2025 and 2026, the classes of directors whose terms expire at those meetings will be nominated for re-election for two- and one-year terms, respectively, and our Board of Directors will be fully declassified, with all directors standing for annual election, beginning with the Company’s 2027 annual meeting of shareholders.

Recommendation

Each of our nominees has considerable professional and business expertise. Our Board of Directors recommends a vote “FOR” each nominee based on its carefully considered judgment that the experience, qualifications, attributes and skills of each nominee qualify him or her to serve on our Board of Directors and its belief that the election of Messrs. Bane, Chung, and Connolly and Mses. Harlam and Harney as directors is in the best interests of the Company. Information regarding the experience and qualifications of each of our directors, including our five director nominees, is provided below.

Nominees for Class I Directors for the Three-Year Term That Will Expire in 2027

Richard C. Bane Age 68	Experience

Richard C. Bane has served as a director of Eastern Bank since 2001 and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 1996. He is the Executive Chairman of Bane Care Management LLC, which operates skilled nursing facilities and assisted living facilities in Massachusetts, where he was employed from 1984 through February 2023. Mr. Bane formerly served as Chairman of the Massachusetts Senior Care Association, the state’s largest professional provider group. He lectures frequently on many aspects of senior care services and post-acute care and is considered one of New England’s senior care industry leaders. Mr. Bane is also involved in a wide range of corporate and community service activities, and he is a board member of Carney Hospital in Dorchester, MA. Mr. Bane holds an A.B. in Economics from Dartmouth College, and an MBA from Harvard Business School. He was also awarded an Honorary Doctorate from Salem State University.

Qualifications

We believe Mr. Bane’s extensive executive management experience and civic leadership qualify him to serve on our Board of Directors.

Joseph T. Chung Age 59	Experience

Joseph T. Chung has served as a director of Eastern Bank and trustee of its predecessor holding company, Eastern Bank Corporation, since 2014. He is co-founder and Chief Executive Officer of Kinto, a care coaching platform for family caregivers looking after loved ones with Alzheimer’s Disease and related dementias, where he has served since 2019. He is also co-founder and Managing Director of Redstar Ventures, an innovative venture foundry developing a series of new companies through a topdown, market driven process, positions he has held since 2010. Prior to Kinto and Redstar, Mr. Chung was Chairman and Chief Executive Officer of Allurent and co-founder, Chairman and Chief Technology Officer of Art Technology Group, a publicly traded, global enterprise software company. Mr. Chung holds B.S. and M.S. degrees in Computer Science from the Massachusetts Institute of Technology, and he conducted his graduate work at MIT’s Media Lab. He is a Venture Partner at the Media Lab’s E14 Fund.

Qualifications

We believe Mr. Chung’s extensive expertise in innovation and technology qualifies him to serve on our Board of Directors.

Paul M. Connolly Age 74	Experience

Paul M. Connolly has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2011. Mr. Connolly retired in 2010 as the First Vice President and Chief Operating Officer at the Federal Reserve Bank of Boston, a position he had held since 1994. As Chief Operating Officer of the Federal Reserve Bank of Boston, Mr. Connolly had responsibility for the Bank’s financial services, information technology, finance, and support and administrative activities. Mr. Connolly joined The Federal Reserve Bank in 1975. Throughout his

36-year career, he served in a variety of positions in information technology, payments, planning and economic research, served on the Federal Reserve Financial Services Policy Committee and had national leadership responsibility for payment services and financial management. He served on the Board of Directors for the John Hancock Life Insurance Companies for twelve years prior to retiring in June 2023. He received an MBA from Harvard Business School and an A.B. from Boston College.

Qualifications

We believe Mr. Connolly’s extensive banking and regulatory experiences qualify him to serve on our Board of Directors.

Bari A. Harlam Age 62	Experience

Bari A. Harlam has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2014. Ms. Harlam is the co-founder of Trouble, LLC, a position she has held since April 2020, and has served as a member of the Boards of Directors of Aterian, Inc., since February 2020; OneWater Marine, Inc., since May 2020; and Rite Aid Corporation since August 2020. She also served on the Board of Directors of Champion Petfoods, LP. From April 2018 to March 2020, Ms. Harlam served as the Chief Marketing Officer for Hudson’s Bay Company. Prior to that, she served as the Executive Vice President of Membership, Marketing, and Analytics for BJ’s Wholesale Club, beginning in 2012. Before that, she was Chief Marketing Officer at Swipely, a technology startup, and served as Senior Vice President of Marketing for CVS Health Corporation. Ms. Harlam serves on the Board of Trustees of the Eastern Bank Foundation. Ms. Harlam has also served on the faculties of The Wharton School at the University of Pennsylvania, Columbia University’s Graduate School of Business, and the University of Rhode Island. She received her B.S., M.S., and Ph.D. from the University of Pennsylvania, The Wharton School of Business. Her work has been published in a variety of journals including Marketing Science, Journal of Marketing Research, and the Journal of Business Research.

Qualifications

We believe Ms. Harlam’s extensive marketing and analytics expertise qualifies her to serve on our Board of Directors.

Marisa J. Harney Age 66	Experience

Marisa J. Harney has served as a director of the Company and Eastern Bank since October 2023. She most recently served as Executive Vice President and Chief Credit Officer of First Citizens BancShares, Inc. and its bank subsidiary First-Citizens Bank & Trust Company (collectively, “First Citizens”) from January 2022 through March 2023. She previously served as Executive Vice President and Chief Credit Officer of CIT Group Inc. and CIT Bank, N.A. (“CIT”), from 2018 through January 2022, when CIT merged with First Citizens, and as CIT’s Chief Credit Officer prior to that. Her 42 years of banking experience also includes roles as Chief Risk Officer of GE Capital Americas and Head of Corporate Credit Risk of the Americas for Bank of America, as well as senior credit risk positions with Credit Suisse First Boston, JPMorgan Chase & Co., and Bankers Trust Company. She holds an MBA from the New York University Stern School of Business and a bachelor’s degree in finance from Fordham University.

Qualifications

We believe Ms. Harney’s extensive banking and risk management leadership experience qualify her to serve on our Board of Directors.

Our directors listed below are not up for election this year, and each will continue in office for the remainder of his or her specified term of office or until his or her earlier resignation, death, or removal in accordance with our Bylaws.

Class III Directors Continuing in Office (Term will expire in 2026)

Luis A. Borgen Age 54	Experience

Luis Borgen has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2016. From September 2019 through April 2022, he was Chief Financial Officer for athenahealth, Inc., a leading SaaS provider of healthcare software that automates and manages revenue cycle management and electronic health records for physician practices and health systems. Prior to that, he was Chief Financial Officer for Vistaprint, an e- commerce company that produces marketing products for small businesses. Previously, he served as Chief Financial Officer for two publicly traded companies: DAVIDsTEA (from 2012-2017) and DaVita Inc. (from 2010-2012). Beginning in 1997, Mr. Borgen served in increasing roles of responsibility at Staples, Inc., leading to his appointment as Senior Vice President, Finance for the U.S. Retail business. He has served on the Boards of Directors of Carter’s, Inc., since November 2021 and Synopsys, Inc., since May 2022. Mr. Borgen served in the U.S. Air Force from 1992 to 1997 and attained the rank of Captain. He holds a B.S. in Management from the United States Air Force Academy, an M.S. in Finance from Boston College and an MBA with Honors from the University of Chicago Booth School of Business.

Qualifications

We believe Mr. Borgen’s experience with financial accounting matters and oversight of the financial reporting process of public companies qualifies him to serve on our Board of Directors.

Diane S. Hessan Age 69	Experience

Diane S. Hessan has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2016. She currently serves as Chief Executive Officer of Salient Ventures, an investment and advisory company with a portfolio of angel investments focused on technology companies, a position she has held since November 2016. Previously, she was Chief Executive Officer of Startup Institute, which is dedicated to helping people transform their careers to succeed in the innovation economy. She is also Chairman of C Space, where she was Founder and Chief Executive Officer for 14 years. C Space (formerly Communispace) is a market research company, which builds online communities to help marketers generate consumer insights. Ms. Hessan has served on the boards of Brightcove since March 2017 and DP Cap Acquisition Corp I since November 2021. Ms. Hessan also serves on the boards of Tufts University, Panera Brands, Sago, and Beth Israel Deaconess Medical Center. Ms. Hessan received her MBA from Harvard Business School and her B.A. in Economics and English from Tufts University. She has also received Honorary Doctorate degrees from Bentley University and the New England College of Business.

Qualifications

We believe Ms. Hessan’s executive experience, entrepreneurial passion and customer-centric, data driven perspective qualify her to serve on our Board of Directors.

Robert F. Rivers Age 59	Experience

Robert F. Rivers is the Chief Executive Officer and Chair of the Board of Directors of Eastern Bankshares, Inc. and has served as the Chief Executive Officer and Chair of the Board of Directors of Eastern Bank since January 1, 2017. Mr. Rivers joined Eastern Bank in 2006 as its Vice Chair and Chief Banking Officer, becoming President in 2007, Chief Operating Officer in 2012 and an Eastern Bank director in 2015. He has also served as a trustee of Eastern Bank’s predecessor holding company, Eastern Bank Corporation, since 2007. Prior to joining Eastern, from 1991 to 2005, Mr. Rivers held a number of staff and line leadership positions at M&T Bank in Buffalo, NY. Immediately prior to joining Eastern, he was an Executive Vice President for Retail Banking at the former Commercial Federal Bank in Omaha, Nebraska, following 14 years at M&T Bank. Mr. Rivers serves as Foundation Board Chair of the Dimock Center, is a member of the executive committee of the Greater Boston Chamber of Commerce, and is a trustee of Stonehill College. He also serves on the Board of the Lowell Plan, the Advisory Boards of the Lawrence Partnership and the JFK Library Foundation, and the Boston Women’s Workforce Council. He was appointed by the Federal Reserve Bank of Boston as its Federal Advisory Council Representative in January 2023. A leader in Boston’s business community, Mr. Rivers has been recognized as a champion for social justice issues, having led the “Yes on 3” campaign to protect the rights of members of the LGBTQ+ community. He received his undergraduate degree from Stonehill College and holds an MBA from the University of Rochester.

Qualifications

We believe that Mr. Rivers is qualified to serve as a director based upon his experience as our Chief Executive Officer beginning in January 2017, his prior service as one of our senior executive officers, his prior senior management positions at other banks, and his familiarity with the communities that Eastern serves, including through his involvement with numerous non-profit organizations in the greater Boston area.

Paul D. Spiess Age 74	Experience

Paul D. Spiess has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2014. He has spent fifty-two years in the banking and financial services industry, serving as former Chairman of the Board of Centrix Bank and Trust, which merged with Eastern in 2014. He also served as Executive Vice President and Chief Operating Officer of CFX Bank in Keene, New Hampshire from 1993 to 1997. From 2004 to 2010, Mr. Spiess served (pro-bono) in the office of the Governor of New Hampshire as an insurance and banking advisor. From 2000 to 2004, he served as a state legislator in Concord, New Hampshire, during which time he served on the House Commerce Committee. From 1983 to 1993, Mr. Spiess was Founder and President of Colonial Mortgage, Inc., of Amherst, New Hampshire. From 2004 through 2010, Mr. Spiess served as a health care advisor to New Hampshire Governor John Lynch and as Chairman of the Citizen’s Health Initiative. He graduated with a B.A. from Colby College in 1971 and earned an MBA degree from Boston University in 1977.

Qualifications

We believe Mr. Spiess’s extensive knowledge of banking operations and credit risk, his experience in the banking and mortgage industries, and his board leadership experience qualify him to serve on our Board of Directors.

Class II Directors Continuing in Office (Term Will Expire in 2025)

Richard E. Holbrook Age 72	Experience

Richard E. Holbrook currently serves as director and Chair Emeritus of Eastern Bank. Mr. Holbrook retired as Chair and Chief Executive Officer of Eastern Bank in 2016, having served in those roles since 2007. He also served as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2001. Mr. Holbrook joined Eastern Bank in 1996 as Chief Financial Officer and Executive Vice President and was named President and Chief Operating Officer of Eastern Bank and Eastern Bank Corporation in 2001. He has more than 30 years of banking experience as a commercial lender, trust officer and planning and financial manager. During his leadership at Eastern, Mr. Holbrook served as the Federal Advisor Council representative for the First Federal Reserve District, meeting quarterly to discuss business and financial conditions with the Federal Reserve Board of Governors in Washington, D.C. Mr. Holbrook also served on the Board of Directors of the Federal Reserve Bank of Boston, and on the executive committee of the Boston Chamber of Commerce. He is also the former chair of the Massachusetts Bankers Association. He received his undergraduate degree from Yale University and his MBA from Harvard Business School.

Qualifications

We believe Mr. Holbrook’s experience working in the banking industry, particularly his decades of past experience as a member of our executive management team, qualifies him to serve on our Board of Directors.

Deborah C. Jackson Age 72	Experience

Deborah C. Jackson, the Lead Director of Eastern Bank, has served as a director of Eastern Bank since 2000 and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2001. She served as President of Cambridge College from 2011 through December 2023. Prior to that, Ms. Jackson served for nearly a decade as Chief Executive Officer of the American Red Cross of Eastern Massachusetts, one of the nation’s largest Red Cross units. Previously, she served as Vice President of the Boston Foundation, where she managed its $50 million grant and initiatives program. Throughout her career, Ms. Jackson has served and continues to serve on numerous commissions, task forces and boards including the Boston Green Ribbon Commission; the Mayor’s Task Force to Eliminate Racial and Ethnic Disparities in Health Care; the “City to City” program focusing on national and global best practices for urban policies; and the American Red Cross National Diversity Advisory Council. Ms. Jackson served for over 15 years on the board of the American Student Assistance Corporation, the nation’s first student loan guarantor agency; and she has served on the Boston College Carroll School of Management’s Advisory Board and the boards of Milton Academy and Harvard Pilgrim Health Care. She also served as Chairman of the Board of Directors of the Association of Independent Colleges and Universities in Massachusetts and was a board member of the New England Chapter of The National Association of Corporate Directors. In addition, Ms. Jackson served as the Chair of the Audit Committee and on the Board of Directors of the Boston Stock Exchange. She currently serves on the Boards of Directors of John Hancock Investments and the Amwell Corporation, where she has served since October 2020. Ms. Jackson also serves on the Board of Trustees of the Eastern Bank Foundation. Ms. Jackson attended Hampton University, graduated from Northeastern University with a B.A. and pursued graduate studies in urban studies and planning from the Massachusetts Institute of Technology. Ms. Jackson is also the recipient of Honorary Doctorate degrees from Curry College and Merrimack Valley College. Ms. Jackson was a fellow of the British American Project of Johns Hopkins University and previously served as a fellow of the Harvard University Advanced Leadership Institute and the Harvard University Institute for College Presidents.

Qualifications

We believe Ms. Jackson’s extensive executive, civic, community and board leadership experience qualifies her to serve on our Board of Directors.

Peter K. Markell Age 68	Experience

Peter K. Markell has served as a director of Eastern Bank and a trustee of its predecessor holding company, Eastern Bank Corporation, since 2006. He has been Executive Vice President and Chief Financial Officer of Lifespan Health Systems since January 2023. Until March 2021, he served as Executive Vice President of Administration and Finance, Chief Financial Officer and Treasurer for Mass General Brigham, which he had joined in 1999. Prior to that, he was a partner at Ernst & Young LLP. A Certified Public Accountant, Mr. Markell is a Boston College graduate with a B.A. in Accounting and Finance and serves on the Boston College Board of Trustees, where he has served as both Chairman of the Board and Chairman of the Finance Committee. Mr. Markell also currently serves on the Board of Directors of Huron Consulting Group Inc., where he is a member of its Audit and Technology and Information Security Committees, and CodaMetrix, a medical coding software platform.

Qualifications

We believe Mr. Markell’s extensive executive, accounting, and board leadership experience qualify him to serve on our Board of Directors.

Linda M. Williams Age 63	Experience

Linda M. Williams has served as a director of the Company and Eastern Bank since October 2023. She most recently served as Chief Risk and Audit Officer and Senior Vice President for Blue Cross Blue Shield of Massachusetts (“BCBS”), with oversight of strategic enterprise risk management, internal audit, and information security, from January 2017 through January 2024. She previously served as Senior Vice President and Chief Underwriter for BCBS starting in 2010 after joining the company in 2008. Prior to that, she served as a Senior Consultant with Medwise Partners, a health insurance company consulting firm, and held underwriting leadership roles for Magellan Behavioral Health and Aetna, Inc. She has been a member of the Board of Directors of SmileDirectClub since June 2022, and she serves on its Audit Committee. She also serves on the Board of Directors of Morgan Memorial Goodwill Industries and as Trustee and Treasurer for the Robert F. Kennedy Children’s Action Corps. She holds a bachelor’s degree from Johns Hopkins University.

Qualifications

We believe Ms. Williams’ extensive risk management, business, and audit leadership experience qualify her to serve our on Board of Directors.

CORPORATE GOVERNANCE

Our Board of Directors believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. Current copies of our Corporate Governance Guidelines, Code of Conduct, and charters for our Audit, Compensation and Human Capital Management, Nominating and Governance, and Risk Management Committees are available on our website, investor.easternbank.com, in the Governance section under the caption “Governance Documents.” We may also use our website in the future to make certain disclosures required by the rules of the Nasdaq Global Select Market (“Nasdaq”), on which our common stock is listed.

Corporate Governance Highlights
We have implemented several important measures that are designed to promote long-term stakeholder value:

☑	To facilitate board refreshment, we adopted a director retirement policy in our Corporate Governance Guidelines pursuant to which any director who reaches the age of 75 while serving as a director will retire from the Board effective as of the end of the year in which he or she turns 75.
☑	We seek an annual advisory vote on the compensation of our Named Executive Officers, who are the executive officers shown in the compensation tables in this Proxy Statement. We believe this practice underscores the careful consideration we give to our shareholders’ views on our compensation practices.
☑	We have established a compensation clawback policy to provide for the recoupment of cash and incentive compensation from executive officers in the event of certain financial restatements.
☑	We have adopted equity ownership guidelines for directors and executive officers, which set minimum ownership requirements based on a multiple of the cash portion of the annual base retainer or base salary, as applicable, then in effect.
☑	Our Insider Trading Policy prohibits our executives and directors from pledging and hedging our common stock, in order to further the alignment between shareholders and our executives and directors.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, family and other relationships, including if applicable those relationships described under the section of this Proxy Statement entitled “Certain Relationships and Related Party Transactions,” our Board of Directors has determined that each of the following directors qualifies as an “independent director,” as defined in the listing requirements of Nasdaq: Mses. Jackson, Harlam, Harney, Hessan, and Williams and Messrs. Bane, Borgen, Chung, Connolly, Markell, and Spiess. Messrs. Rivers and Holbrook each do not qualify as an “independent director” under the Nasdaq rules. Mr. Rivers is not considered independent because he currently serves as our Chief Executive Officer (“CEO”). Mr. Holbrook served as our CEO from January 1, 2007 through December 31, 2016, and he continued to receive compensation through January 2022 in connection with his retirement. In making these determinations on the independence of our directors, our Board of Directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence. Our Board of Directors also determined that each member of the Audit, Compensation and Human Capital Management, and Nominating and Governance Committees satisfies the independence standards for such committees established by the SEC and the Nasdaq listing rules, as applicable.

The Company has also adopted a Director Independence Policy that incorporates the requirements for independence set forth in the SEC and Nasdaq independence rules, as well as prudential standards of the Federal Reserve Board, and an Audit Committee Independence Policy that establishes separate and higher standards of independence for members of the Audit Committee, consistent with the SEC and Nasdaq rules and guidelines of the Federal Deposit Insurance Corporation. Our Board of Directors has determined that each of Mses. Jackson,

Harlam, Harney, Hessan, and Williams and Messrs. Bane, Borgen, Chung, Connolly, Markell, and Spiess is an “independent director” under the Director Independence Policy; that Mr. Borgen meets the enhanced independence standards applicable to the Chair of the Risk Management Committee under the Director Independence Policy; and that each of Messrs. Bane, Connolly, Markell, and Spiess and Mses. Harney and Williams meets the enhanced independence standards for Audit Committee members set forth in the Company’s Audit Committee Independence Policy.

Board Composition and Leadership Structure of the Board of Directors

Our Board of Directors oversees and advises our CEO and management team, exercising their business judgment in good faith to ensure the long-term interests of our shareholders are being served. As of April 1, 2024, our Board of Directors was composed of 13 directors.

The Board does not have a fixed policy regarding the separation of the offices of the chair of the Board of Directors and the principal executive officer of the Company and believes that it should maintain the flexibility to select the chair of the Board of Directors and its board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its shareholders. At this time, the offices of the chair of the Board of Directors and the principal executive officer of the Company are combined, with Mr. Rivers serving as Chair of the Board and chief executive officer (“CEO”) of the Company. He has served as the Company’s CEO since January 2017. With over 30 years of experience in the financial services industry, including over 17 years with us, Mr. Rivers has the knowledge, expertise, and experience to understand the opportunities and challenges facing our Company, as well as the leadership and management skills to promote and execute our values and strategy.

In accordance with what we believe are governance best practices, the Board of Directors has established the position of Lead Director. As further set forth in the Corporate Governance Guidelines, the Lead Director is independent and is recommended by our Nominating and Governance Committee and elected by the Board of Directors. Since January 2018, Ms. Jackson has served in that role, performing many of the functions that an independent chair would perform for the Company. Those functions include serving as a key source of communication between the independent directors and the Company’s principal executive officer, consulting with the chair of the Board of Directors in establishing the agenda for each meeting of the Board, presiding in executive sessions of meetings of the Board of Directors, and coordinating the agenda for and leading meetings of the independent directors, as needed.

The Company believes that having the same person serve as the Company’s principal executive officer and Chair focuses leadership, responsibility, and accountability in a single person and that having a Lead Director provides for effective checks and balances and the ability of the independent directors to work effectively in the board setting. The Board of Directors reviews its leadership structure periodically in light of the composition of the Board of Directors and the needs of the Company and its shareholders.

Committees of our Board of Directors

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation and Human Capital Management Committee, a Nominating and Governance Committee, and a Risk Management Committee, each with the composition and responsibilities described below. Each committee operates under a charter that has been approved by our Board of Directors. Current copies of the committee charters are posted on our website, investor.easternbank.com, in the Governance section under the caption “Governance Documents.”

The table below reflects the composition of the Board’s four standing committees as of March 22, 2024:

	Audit Committee	Compensation and Human Capital Management Committee	Nominating and Governance Committee	Risk Management Committee
Richard C. Bane	£		µ	£
Luis A. Borgen				µ
Joseph T. Chung		µ	£
Paul M. Connolly	£		£	£
Bari A. Harlam			£
Marisa J. Harney	£			£
Diane S. Hessan		£	£
Richard E. Holbrook				£
Deborah C. Jackson (1)		£	£
Peter K. Markell	µ	£		£
Robert F. Rivers (2)				£
Paul D. Spiess	£	£		£
Linda M. Williams	£			£
µ Committee Chair	£ Committee Member

(1) Lead Director

(2) Chair of the Board of the Directors

Attendance at Meetings

In 2023, our Board of Directors met twenty-two times, the Audit Committee met nine times, the Compensation and Human Capital Management Committee met ten times, the Nominating and Governance Committee met ten times, and the Risk Management Committee met four times. Each director attended over 75% of all meetings of our Board of Directors and committees on which he or she served that were held during 2023. Our directors are encouraged to attend the Annual Meeting, to the extent practicable. All of our directors attended the 2023 annual meeting of shareholders held on May 15, 2023.

Board Self-Evaluation and Individual Director Evaluation

Our Board of Directors conducts an annual self-evaluation of the Board’s performance as a whole to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee receives comments from all directors and reports the results of the board and committee evaluations to the Board of Directors and its committees. The results are discussed with the full Board of Directors and among the respective committees, as applicable. Our Board of Directors believes such evaluations are valuable tools in assessing the Board’s effectiveness in performing its oversight of management and fulfilling its responsibilities.

Audit Committee

The current members of our Audit Committee are Mr. Markell (chair), Mses. Harney and Williams, and Messrs. Bane, Connolly, and Spiess, and their committee report is included in this Proxy Statement under the heading “Audit Committee Report.” Each of the Audit Committee members is independent under the listing standards of Nasdaq, including under Rule 10A-3 of the Exchange Act, and our Audit Committee Independence Policy. Mr. Markell has also been designated by our Board of Directors as an “audit committee financial expert” (as defined in applicable SEC regulations). None of the Audit Committee members is an employee of ours or any of our subsidiaries, nor simultaneously serves on the audit committees of more than two public companies, including ours.

Our Audit Committee is responsible for assisting the Board in overseeing and monitoring:

•  the integrity of the Company’s financial statements and other financial information provided by the Company to its shareholders;

•  the integrity of the accounting and financial reporting processes of the Company, and the audit of the Company’s financial statements;

•  the Company’s compliance with legal, regulatory and public disclosure requirements;

•  othe appointment, qualifications, independence, performance and retention of the Company’s independent external auditor; and

•  the performance of the Company’s internal audit function and its Sarbanes-Oxley internal controls function.

The Audit Committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, our disclosures in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual and quarterly reports filed with the SEC, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures prior to their release. The Audit Committee also reviews the experience and qualifications of the lead partner and other senior members of Ernst & Young LLP, our independent registered public accounting firm (“Ernst & Young” or “EY”), including compliance with applicable rotation requirements, and considers whether there should be rotation of the firm itself.

The Audit Committee has authority under its charter to obtain advice and assistance from outside legal counsel and accounting or other outside advisors as deemed appropriate to perform its duties and responsibilities.

Compensation and Human Capital Management Committee

The current members of the Compensation and Human Capital Management Committee (“C&HCM Committee”) are Mr. Chung (chair), Mses. Hessan and Jackson, and Messrs. Markell and Spiess. Each member of the C&HCM Committee is independent under the listing standards of Nasdaq, including the heightened standards that apply to compensation committee members.

The Compensation and Human Capital Management Committee is responsible for:

•  reviewing and approving compensation of executive officers (other than the chief executive officer) and recommending the chief executive officer’s compensation for approval by the independent members of the Board of Directors;

•  reviewing and proposing goals and objectives relevant to the chief executive officer’s compensation and evaluating the chief executive officer’s performance in light of such goals and objectives;

•  overseeing the Company’s various compensation and benefits plans;

•  overseeing senior management succession planning;

•  administering our incentive compensation plans, including our equity incentive compensation plan;

•  overseeing risk review processes for incentive compensation plans;

•  making recommendations to the Board regarding compensation of our directors;

•  overseeing the implementation of the Company’s diversity, equity and inclusion (“DE&I”) programs and policies related to human capital management;

•  oversight of talent management programs, including employee engagement surveys and development initiatives; and

•  reviewing and approving the general design and terms of any significant non-executive compensation and benefits plans.

The C&HCM Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities. For 2023, the C&HCM Committee engaged an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”) to advise on compensation matters and provide experiential guidance on what is considered fair and competitive practice in our industry, primarily with respect to the compensation of our executive officers, and also with regard to director compensation.

The C&HCM Committee has the authority to delegate to subcommittees of the C&HCM Committee, to the chair of the C&HCM Committee, or one or more of our executive officers, as permitted under applicable law. The C&HCM Committee may also delegate to a committee of one or more directors, or one or more of our executive officers, subject to certain restrictions, the power to grant equity awards to employees who are not subject to Section 16 of the Exchange Act pursuant to the 2021 Equity Plan (as defined below). References to the C&HCM Committee in this Proxy Statement also refer to its subcommittees and its delegates, where applicable.

Compensation and Human Capital Management Committee Interlocks and Insider Participation

During 2023, none of our officers, former officers or employees served on our C&HCM Committee. None of our executive officers serves or has served as a member of a compensation committee, other board committee, or full board of directors performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our C&HCM Committee.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Bane (chair), Mses. Harlam, Hessan, and Jackson, and Messrs. Chung and Connolly. Each member of the Nominating and Governance Committee is independent under the listing standards of Nasdaq.

The Nominating and Governance Committee is responsible for:

•  identifying, evaluating and recruiting qualified persons to serve on our Board of Directors;

•  selecting, or recommending to the Board for selection, nominees for election as directors;

•  reviewing and recommending the composition of the Board’s standing committees;

•  onboarding new directors and overseeing director education;

•  overseeing policies and programs for disclosure of environmental, social and governance (“ESG”) issues, including environmental and social matters and issues related to DE&I;

•  reviewing and assessing the Company’s Corporate Governance Guidelines;

•  overseeing compliance with our Related Party Transactions Policy; and

•  annually evaluating the performance, operations, and composition of our Board of Directors and its committees.

The Nominating and Governance Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities.

Nomination of Directors

The Nominating and Governance Committee of our Board of Directors identifies and evaluates director candidates and recommends to our Board of Directors qualified candidates for nomination as directors for election at our annual meeting of shareholders or to fill vacancies on our Board of Directors. The process followed by the Nominating and Governance Committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the Nominating and Governance Committee reviews a candidate’s qualifications and independence based on the criteria set forth in the Company’s Corporate Governance Guidelines, its Director Independence Policy, Audit Committee Independence Policy, and the Nominating and Governance Committee’s charter (or the charter of a particular committee). The Nominating and Governance Committee considers the composition of the Board or committees; succession planning; and current challenges and needs of the Board, its committees, the Company and the Bank, while taking into account factors such as professional and business experience, leadership, skill, expertise, judgment, background, collegiality, diversity, availability, teamwork, and other factors.

Nasdaq listing requirements require each listed company to have, or explain why it does not have, two diverse directors on its board of directors, including at least one diverse director who self-identifies as female and one diverse director who self-identifies as an underrepresented minority or LGBTQ+ (subject to exceptions set forth in the Nasdaq rules). The composition of our current Board of Directors is in compliance with the Nasdaq diversity requirement.

The table below sets forth composition of our Board members within the categories prescribed by the Nasdaq listing requirements. Each category has the meaning as it is used in Nasdaq Rule 5605(f).

Eastern Bankshares, Inc. Board of Directors Diversity
	As of March 20, 2024		As of March 20, 2023
Total Number of Directors	13		11
Part I: Gender Identity
	Female	Male	Female	Male
Directors	5	8	3	8
Part II: Demographic Background
African American or Black	2	0	1	0
Asian	0	1	0	1
Hispanic or Latinx	0	1	0	1
White	3	6	2	6
LGBTQ+	1	0	0	0

While we do not have a formal policy on board diversity, we are proud of the diversity and talent of our Board and our management team, and our Nominating and Governance Committee and Board of Directors have affirmed their commitment to actively seeking women, diverse and/or LGBTQ+ candidates for the pool from which director candidates are selected. Our current Board of Directors’ composition is 38% women and 15% Black and also includes members of the Asian, Latino/x, and LGBTQ+ communities, as noted above. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee believes that the backgrounds and qualifications of our Company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our Board of Directors in fulfilling its responsibilities.

After completing its evaluation of potential nominees, the Nominating and Governance Committee makes a recommendation to our Board of Directors as to the persons who should be nominated for election to our Board of Directors, and our Board of Directors determines the nominees after considering the recommendation and report of the committee.

The Nominating and Governance Committee will consider candidates recommended by individual shareholders in accordance with the procedures and other requirements set forth in the Bylaws. Names and credentials must be provided to the committee on a timely basis for consideration prior to the Annual Meeting. Shareholders who wish to recommend an individual to the Nominating and Governance Committee for consideration as a potential candidate for director should submit the individual’s name, together with appropriate supporting documentation, to the Nominating and Governance Committee at the following address: Nominating and Governance Committee, c/o Corporate Secretary, Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. A submission will be considered timely if it is made during the timeframes disclosed in this Proxy Statement under “Shareholder Proposals.” If our Board of Directors determines to nominate and recommend for election a shareholder-recommended candidate, then the candidate’s name will be included in the Company’s proxy card for the next annual meeting of shareholders.

Risk Management Committee

The Risk Management Committee of our Board of Directors assists the board in fulfilling its oversight responsibilities with respect to oversight of Eastern Bank’s enterprise risk management (“ERM”) practices and procedures, as well as its ERM framework (“ERM Framework”). The current members of the Risk Management Committee are Mr. Borgen (chair), Mses. Harney and Williams, and Messrs. Bane, Connolly, Holbrook, Markell, Rivers, and Spiess. The chair of the Risk Management Committee meets the criteria contained in the Federal Reserve Board’s Enhanced Prudential Standards (12 C.F.R. § 252.33(a)(4)(ii)), as required under our Director Independence Policy.

The Risk Management Committee is responsible for:

•  oversight of the design, implementation and operation of the ERM Framework, approval of ERM policies, and risk monitoring practices by the Bank’s enterprise risk management committee; review of reports related to the Bank’s risk profile;

•  review of management’s assessments in connection with the Bank’s credit risk management and provide related reports to the Audit Committee;

•  review of capital, liquidity, and interest rate risks within the business and advising the Board with respect to the adequacy of capital allocated; and

•  oversight of regulatory compliance, operational, and cyber risk.

The Risk Management Committee has authority under its charter to obtain advice and assistance from outside legal counsel and other outside advisors as deemed appropriate to perform its duties and responsibilities.

Board Role in Risk Oversight

Our Board of Directors administers its internal controls and risk management oversight function directly and through its Audit, C&HCM and Risk Management Committees. In general, management is responsible for the day-to-day management of the risks our Company faces, while the Board of Directors, acting as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors has formed the Risk Management Committee to assist it in fulfilling its oversight responsibilities with respect to management’s identification, evaluation, management and monitoring of our Company’s critical enterprise risks, including major operational, strategic and financial risks inherent in our business.

The Board of Directors and the Audit Committee regularly discuss with management, our independent auditors and our Sarbanes-Oxley controls group the Company’s major risk exposures, their potential financial impact on the Company, and the steps we take to manage these risks. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the Audit Committee discusses policies with respect to our internal auditors and Sarbanes-Oxley controls group, as well as our independent auditors.

The C&HCM Committee assesses whether our compensation arrangements encourage inappropriate risk-taking, and whether risks arising from our compensation arrangements are reasonably likely to have a material adverse effect on the Company. See the “Compensation Disclosure and Analysis” section for information regarding the C&HCM Committee’s assessment of risks arising from our compensation practices.

Board Refreshment

Our Board of Directors believes that our Board represents a balance of experience in the industries served by our Company and in the financial and business communities, which provides effective guidance and oversight to management. Our Board of Directors also recognizes the desire to keep our Board of Directors “refreshed” and has adopted a policy limiting director tenure to age 75 for members. Directors retire by the end of the year in which they turn age 75.

Declassified Board of Directors

Historically, our Board of Directors has been divided into three classes of directors serving staggered three-year terms, with each class being as equal in number as possible. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. However, in accordance with an amendment approved by our shareholders in 2022, our Articles of Organization have been modified such that for our annual meetings of shareholders in 2025 and 2026, the classes of directors whose terms expire at those meetings will be nominated for re- election for two- and one-year terms, respectively, and our Board of Directors will be fully declassified, with all directors standing for annual election, beginning with the Company’s 2027 annual meeting of shareholders.

Communications with Directors

Shareholders and other interested parties who wish to send written communications on any topic to our Board of Directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our Board of Directors, c/o Corporate Secretary, Eastern Bankshares, Inc., 125 High Street, Boston, Massachusetts 02110. Communications will be distributed to the chair of the Board, the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Code of Business Conduct and Ethics

Our company’s Code of Conduct is applicable to all our employees, officers and directors, as well as those representing the Company in an official capacity. A current copy of our Code of Conduct is posted on our website at investor.easternbank.com under “Governance Documents” in the “Corporate Governance” section. We intend to satisfy disclosure requirements of the SEC and Nasdaq regarding amendments to, or waivers of, our Code of Conduct by providing information on our website.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our Company and our directors, nominees for director, executive officers and their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Directors and executive officers are canvassed in writing to determine whether such related party transactions exist or are under consideration, and are required under our Code of Conduct to disclose to us potential conflicts of interest with our Company.

SEC rules require us to disclose certain relationships and related party transactions our Company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. In accordance with the charter of the Nominating and Governance Committee and our written Related Party Transaction Policy (“RPT Policy”), the Nominating and Governance Committee is responsible for reviewing and approving related party transactions. If it is not feasible to approve related party transactions in advance, the Nominating and Governance Committee is permitted to ratify such transactions after the Company has entered into them, subject to the procedures and considerations described below.

The RPT Policy applies to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year;

•	the Company or any of its subsidiaries is a participant; and

•	any related person has or will have a direct or indirect interest.

Under the RPT Policy, a related person is:

•	A non-employee director (or nominee for election as director) or executive officer of the Company;

•	any beneficial owner of more than 5% of our common stock; or

•	any immediate family member of the foregoing.

Under the RPT Policy, a related entity is:

•

Any entity (other than the Company or its subsidiaries), including non-for-profit or for-profit entities, of which a related person is an employee, executive officer, partner or principal, or in which a related person directly or indirectly owns at least a 10% equity interest; or

•	Any non-for-profit entity for which a related person serves as a director or trustee.

The RPT Policy also provides that certain types of related party transactions are deemed to be pre-approved or ratified, even if the aggregate amounts involved exceeds $120,000, and do not require review or approval of the Nominating and Governance Committee. Such transactions include:

•	Executive and director compensation;

•

Certain transactions with companies for which the only relationship of a related person is as an employee, beneficial owner of less than a 10% equity interest, or in the case of partnerships, a partner if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues;

•

Ordinary course transactions, including financial services, personal loans, and business relationships, provided that they are made in the ordinary course of business on terms substantially the same as those prevailing at the time for comparable services provided to non-affiliates;

•

Certain charitable contributions made by Eastern Bank or the Foundation to organizations where a related person is a director if the aggregate amount does not exceed the lesser of $500,000 or 2% of the donee’s total annual expenses, as well as charitable contributions made to organizations under common control with the Company that have been preapproved by the Board of Directors or the board of trustees of the Foundation; and

•	Transactions where a related person’s interest arises solely from ownership of the Company’s common stock and all holders of the stock receive the same benefit on a proportional basis.

The Nominating and Governance Committee is provided with the material facts of all transactions that require the Nominating and Governance Committee’s approval under the RPT Policy. In determining whether to approve or ratify a particular transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Under the RPT Policy, a director is not permitted to participate in any discussion or approval of a transaction for which he or she (or an immediate family member) is the related person, and such director must provide the Nominating and Governance Committee with all material information concerning the transaction. If an approved transaction is ongoing, the Nominating and Governance Committee may establish guidelines for management to follow in its dealings with such person and will annually review and assess compliance with such guidelines, and whether the transaction remains appropriate for the Company.

Transactions with Certain Related Persons

Our Company has not entered into any such disclosable relationships or transactions under the RPT Policy since the beginning of our 2023 fiscal year and no such disclosable relationships or transactions are currently proposed.

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption for loans made by federally insured financial institutions, such as Eastern Bank, to their executive officers and directors in compliance with federal banking regulations. During 2023, certain directors and executive officers of the Company and Eastern Bank, as well as related persons and entities associated with those directors and executive officers, were customers of Eastern Bank and had loans outstanding. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Eastern Bank, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table provides certain information regarding our executive officers who are not directors. Ages are as of the date of this Proxy Statement. Our executive officers serve at the discretion of our Board of Directors.

Name	Age	Position
Quincy L. Miller	49	President, Eastern Bankshares, Inc.; Vice Chair and President of Eastern Bank
James B. Fitzgerald	66	Chief Administrative Officer, Chief Financial Officer and Treasurer, Eastern Bankshares, Inc.; Vice Chair, Chief Administrative Officer and Chief Financial Officer of Eastern Bank
Steven L. Antonakes	55	Executive Vice President, Enterprise Risk Management of Eastern Bank
Kathleen C. Henry	51	Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank
Timothy J. Lodge	47	Former President and Chief Executive Officer, Eastern Insurance Group LLC
Donald M. Westermann	46	Executive Vice President, Chief Information Officer of Eastern Bank

Quincy L. Miller - President, Eastern Bankshares, Inc.; Vice Chair and President of Eastern Bank

Mr. Miller is President of Eastern Bankshares, Inc. and Vice Chair and President of Eastern Bank. Mr. Miller joined Eastern in 2016 as Chief Banking Officer and was promoted to his current position with the Bank in 2017. He oversees Marketing and all of the Bank’s Consumer, Commercial, and Wealth Divisions, and, with the Chief Executive Officer, leads the overall strategic direction of Eastern. Prior to joining Eastern, Mr. Miller served as the President of Citizens Bank, Massachusetts, and President of its Business Banking division. He started his career in consumer banking at M&T Bank in New York City in 1997. Mr. Miller is a founding member of The New Commonwealth Racial Equity & Social Justice Fund. He also serves on the Board of Directors for The Boys and Girls Club of Boston, The Bottom Line, Blue Cross Blue Shield of MA, The Alliance for Business Leadership, and Mill Cities Community Investments and as Board Emeritus of The Greater Boston Food Bank and Chair Emeritus of The Urban League of Eastern Massachusetts. Mr. Miller earned a B.A. in economics and business from Lafayette College and graduated from the Consumer Bankers Association’s Executive Banking School. He currently serves on the Board of The Consumer Bankers Association.

James B. Fitzgerald - Chief Administrative Officer, Chief Financial Officer and Treasurer, Eastern Bankshares, Inc.; Vice Chair, Chief Administrative Officer, and Chief Financial Officer of Eastern Bank

Mr. Fitzgerald is the Chief Administrative Officer, Chief Financial Officer and Treasurer of Eastern Bankshares, Inc., and Vice Chair, Chief Administrative Officer and Chief Financial Officer of Eastern Bank. Since joining Eastern in 2012, his responsibilities have included managing the Finance, Legal, Technology, Operations and General Services groups. He brings over 38 years of experience in the financial services industry to Eastern Bank. In 2009, Mr. Fitzgerald co-founded and was chief financial officer for NBH Holdings Corp., the bank holding company for Bank Midwest NA of Kansas City. Prior to that, Mr. Fitzgerald served as an executive vice president and chief financial officer at Citizens Financial Group for eight years. He began his career as a financial leader in mergers and acquisitions at First Fidelity Bancorp, Citizens Financial Group and Washington Mutual. Mr. Fitzgerald currently serves as a trustee of the Massachusetts Taxpayers Association and of the

Savings Bank Employees’ Retirement Association, and he is on the board of the Thompson Island Outward Bound Education Center. Mr. Fitzgerald earned his bachelor’s degree in finance at Lehigh University and his MBA at Fordham University.

Steven L. Antonakes - Executive Vice President, Enterprise Risk Management of Eastern Bank

Mr. Antonakes is the Executive Vice President for Enterprise Risk Management at Eastern Bank, a role he has held since March 2018. He oversees Eastern Bank’s Enterprise Risk Management function, which includes Bank Secrecy Act/Anti-Money Laundering, Compliance, Credit Risk Review, Information Security, Financial and Model Risk Management, and Operational Risk. He joined Eastern Bank in 2015 as Senior Vice President, Chief Compliance Officer. Mr. Antonakes previously served as the Deputy Director and the Associate Director for Supervision, Enforcement, and Fair Lending at the Consumer Financial Protection Bureau. Prior to joining the Bureau, Mr. Antonakes served as the Massachusetts Commissioner of Banks from 2003 to 2010. Preceding his appointment as Commissioner, Mr. Antonakes served in a variety of managerial positions at the Division of Banks, having joined the agency as an entry-level bank examiner in 1990. During his 25-year regulatory career, Mr. Antonakes staffed the Financial Stability Oversight Council, served as the first state-voting member of the Federal Financial Institutions Examination Council, Vice Chairman of the Conference of State Bank Supervisors, and was a founding member of the governing board of the Nationwide Multistate Licensing System. Mr. Antonakes serves on the Board of Trustees of Mass General Brigham Salem Hospital, as Board Emeritus of Camp Fire North Shore, and Chair of the Executive Board of Directors of the Lynn Business Partnership. Mr. Antonakes earned his B.A. from Penn State University, an MBA from Salem State University, and a Ph.D. in Law and Public Policy from Northeastern University.

Kathleen C. Henry - Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank

Ms. Henry is Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc. and Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer of Eastern Bank. Ms. Henry joined Eastern Bank in 2016 as General Counsel and Corporate Secretary as a Senior Vice President and was promoted to Executive Vice President in 2018. She oversees a legal team responsible for managing the legal affairs of Eastern Bankshares, Inc. and its affiliates, including Eastern Bank and Eastern Insurance Group LLC. She also serves as the primary legal advisor to Eastern’s Board of Directors, Chief Executive Officer and senior management. She is responsible for serving as Secretary to the Boards of Directors of Eastern Bankshares, Inc. and Eastern Bank, directing all governance activities for Eastern Bankshares, Inc., Eastern Bank and their respective subsidiaries. Ms. Henry began serving as Chief Human Resource Officer in November 2020 and is part of the leadership team focused on diversity, equity and inclusion. Before joining Eastern, she was General Counsel and before that Deputy General Counsel of Plymouth Rock Assurance Corporation and a litigation partner at Choate, Hall & Stewart LLP. Ms. Henry was appointed by Massachusetts Governor Maura T. Healey to serve as Vice-Chair of the Judicial Nominating Commission in April 2023. Ms. Henry also serves on the board of directors of the Political Asylum Representation Project, on the Advisory Board for the Northeastern University School of Law’s Women in the Law Conference, and as trustee of the Boston Bar Foundation. She earned a B.A. in journalism from Boston University and a J.D. from Northeastern University School of Law.

Timothy J. Lodge - President and Chief Executive Officer, Eastern Insurance Group LLC

Through October 31, 2023, Timothy J. Lodge was the President and Chief Executive Officer of Eastern Insurance Group LLC (“EIG”), a wholly owned subsidiary of Eastern Bank, a role he had held since January 1, 2022. He previously served as Executive Vice President, Director of Commercial Lines for EIG from August 2019 to December 2021. Mr. Lodge joined EIG in July 2013 as Senior Vice President, Commercial Lines Sales

Executive, and was promoted to Senior Vice President, Commercial Lines Sales Director in July 2017. He subsequently served as Executive Vice President, Commercial Lines Sales Director from February 2019 to May 2019 and served as Executive Vice President, Commercial Lines Director of Major Accounts from May 2019 to August 2019. Mr. Lodge earned a bachelor’s degree from Fairfield University.

Donald M. Westermann - Executive Vice President, Chief Information Officer of Eastern Bank

Mr. Westermann is an Executive Vice President and the Chief Information Officer at Eastern Bank. He joined Eastern in 2007 as Senior Vice President, Technology Engineering & Operations, a position he held until 2010. He served as Senior Vice President, Chief Technology Officer from 2010 to 2015, when he was promoted to Executive Vice President, Chief Information Officer. Currently, he leads the Technology, Operations and Eastern Labs Teams and is responsible for all aspects of the technology, operations and innovation strategy for Eastern, including digital, cyber-security, innovation, software engineering, data management, and delivery. Prior to joining Eastern, Mr. Westermann served as a Senior Manager with Grant Thornton and before that served as a consultant with Arthur Andersen, in each case in positions focused on technology and management information systems. Mr. Westermann earned a B.S. in Business Administration and Management Information Systems from Villanova University and an MBA from the Sloan School of Management of the Massachusetts Institute of Tech.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and elements of the Company’s executive compensation program and discusses the 2023 compensation earned by our Named Executive Officers (“NEOs”) listed below. It also explains the rationale for the Compensation and Human Capital Management (“C&HCM”) Committee’s 2023 executive compensation decisions. Our NEOs for 2023 were:

Executive Officer	Title
Robert F. Rivers	Chief Executive Officer and Chair of the Board of Directors, Eastern Bankshares, Inc.; Chief Executive Officer and Chair of the Board of Directors, Eastern Bank

Quincy L. Miller	President, Eastern Bankshares, Inc.; Vice Chair and President, Eastern Bank

James B. Fitzgerald	Chief Administrative Officer, Chief Financial Officer and Treasurer, Eastern Bankshares, Inc.; Vice Chair, Chief Administrative Officer and Chief Financial Officer, Eastern Bank

Donald M. Westermann	Executive Vice President, Chief Information Officer of Eastern Bank

Kathleen C. Henry	Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer, Eastern Bank

Timothy J. Lodge (1)	Former President and CEO of Eastern Insurance Group, LLC (“Eastern Insurance” or “EIG”)

(1) Mr. Lodge was the President and CEO of EIG prior to the sale of EIG’s assets to Arthur J. Gallagher & Co. on October 31, 2023.

Executive Summary

Eastern Bank is a Massachusetts-chartered bank that has served the banking needs of our customers since 1818. Our diversified products and services include lending, deposit and wealth management and we serve consumers, businesses and non-profit organizations through over 100 locations in eastern Massachusetts, and southern and coastal New Hampshire.

2023 Business Overview

Fiscal year 2023 proved to be an exceptional year for the Company. Our proactive strategy and decisive actions propelled us to achieve strong earnings and growth in earnings per share, significantly exceeding expectations. Amidst a tough and competitive banking landscape marked by inflation-driven interest rate hikes, mounting deposit pressures, and heightened customer uncertainty, our accomplishments during 2023 have positioned us for increased strength in the future. Specifically, we strategically executed transactions to fortify our balance sheet and capital position, enhancing earnings and gaining a competitive edge for growth in 2024 and beyond. Key activities included:

•

Investment Portfolio Restructuring: We completed a balance sheet repositioning by selling a significant portion of our available- for-sale securities in the first quarter of 2023, enhancing liquidity and reducing our reliance on our wholesale funding. The repositioning significantly improved pro forma earnings and profitability while maintaining robust capital ratios under GAAP and regulatory standards.

•

Sale of the operations of our Insurance Agency, Eastern Insurance: In the fourth quarter of 2023, we sold substantially all of the assets of Eastern Insurance to Arthur J. Gallagher & Co. (“Gallagher”) for a gross purchase price of $515 million, representing 35 years’ worth of earnings. Acquired over two decades ago, the agency evolved into a premier brokerage firm and became the third largest bank-affiliated insurance brokerage in the country and a top 50 agency overall. The transaction yielded a net after-tax gain upon sale of $294.5 million, allowing us to refocus on core banking goals, redeploy capital for strategic growth, and deliver increased value to our shareholders, employees, and customers.

The two strategic initiatives noted above positioned us well to enter an Agreement and Plan of Merger on September 19, 2023, to merge with and acquire Cambridge Bancorp and its banking subsidiary Cambridge Trust Company, a 133-year old Massachusetts chartered commercial bank with locations in Massachusetts and New Hampshire, subject to regulatory approvals and other applicable conditions. Combined, we expect to strengthen our leading market share among Massachusetts-headquartered banks and become the largest bank-owned independent investment advisor in Massachusetts.

Driven by the combination of these transformative actions, we posted net income of $232.2 million in 2023, which was 16% higher than our 2022 net income of $199.8 million. Additionally, our core business and key initiatives remained strong despite the challenging economic conditions, as we continued to be a leading bank to middle market companies and non-profit organizations in our market. Our commercial loans totaled $10 billion at year-end 2023, up from $9.7 billion in 2022, and our home equity loans increased by 1.7% in 2023. We continued to experience strong asset quality, employee engagement, and had near-record achievement in diversity hiring. We also implemented multiple upgrades to enhance our technology platforms during the year.

Compensation Highlights

2023 Executive Compensation Program Decisions At-A-Glance

Our compensation program includes three main components: base salary, short-term cash incentives (as part of our Management Incentive Plan (“MIP”)), and long-term equity compensation (granted pursuant to our equity-based long-term incentive plan (“Equity LTIP”)). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Short-term incentives reward the achievement of annual goals, while long- term incentives drive our NEOs to focus on long-term sustainable shareholder value creation.

Based on our performance and consistent with the design of our program, the C&HCM Committee made the following executive compensation decisions for fiscal year 2023 (see “Our 2023 Executive Compensation Program in Detail” within this CD&A section for more information):

Base Salary	No base salary increases were approved for any of the NEOs.
Short-Term Incentives

Award payouts: Limited actual NEO MIP Award payouts for 2023 performance to 100% of their respective target. As described above in the “Business Overview” section of this CD&A, the Company experienced material non-recurring events during the year, most notably the sale of Eastern Insurance at a significant premium to our own valuation, that had not been contemplated when the C&HCM Committee set the initial MIP Net Income Target at the beginning of 2023. These events were largely responsible for actual results significantly exceeding the established target. In its assessment of overall performance results for 2023, the C&HCM Committee concluded that it would be inappropriate to determine the Actual Funding Pool solely on the established MIP Net Income Target because it would result in an unintended windfall to participants. The C&HCM Committee retains discretion to further adjust the award based on its assessment of individual performance but did not make any adjustments for 2023 award payouts.

Annual target award opportunities: Targets did not increase from 2022.

Long-Term Incentives

Annual equity grants: Structured using the same 50% performance stock units (“PSUs”) and 50% time-based restricted stock units (“RSUs”) equity vehicle mix as 2022. Targets did not increase from 2022.

For PSUs, performance is based on the Company’s total shareholder return (“TSR”) relative to the KRX Banks (1) over the three-year performance period. (January 1, 2023-December 31, 2025). If the Company’s relative performance is below the threshold achievement level, no PSUs will be earned. Furthermore, if the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target. RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2023.

Legacy Cash-Based LTIP Awards: The Legacy LTIP awards granted to our NEOs in 2019 (“2019 LTIP Awards”) had a value of $12.70 per share when they matured on December 31, 2023. Accordingly, our NEOs received a cash payout under the Legacy LTIP for the 2019-2023 performance period, representing the final step in the transition from our legacy approach of granting 100% cash-based long-term incentive awards to our current approach of 100% equity- based long-term incentive awards (see “Transition of Long-Term Incentive Compensation” below for details).

(1) “KRX” refers to the KBW Regional Banking Index, an index that is designed to track the performance of regional banks and thrift institutions that are publicly traded in the U.S. “KRX Banks” refers to the companies that comprise the KRX as of the last day of the performance period, excluding companies that have any of the following characteristics: (1) headquartered in Puerto Rico; (2) announced target of a pending acquisition; and/or (3) less than three years of performance history or trading data.

Transition of Long-Term Incentive Compensation: From Cash to Equity

As we disclosed last year, the structural change to our long-term incentive awards, from historic cash-based awards to an equity-based approach, creates a temporary reporting anomaly in the Summary Compensation Table. Specifically, legacy cash awards must be disclosed in the final year of the performance period (when earned), while stock-based awards are disclosed in the year of the grant. Thus, so long as legacy LTIP cash grants are outstanding, we must report two cycles of long-term incentive awards in one year: the earned payout from the prior legacy cash LTIP cycle; and the grant date fair value of equity awards under the current stock-based structure. As illustrated below, for our CEO, this results in an additional $1,524,000 to be reported for 2023 in the Summary Compensation Table, even though the opportunity was established in 2019. This overlap of historic cash LTIP payouts and current equity awards reported in the Summary Compensation Table will not occur in future years, as the final performance cycle under the Legacy LTIP ended December 31, 2023.

Eastern Insurance Sale Transaction Awards for Certain NEOs

As described in the “Business Overview” section above, the completion of the sale of Eastern Insurance to Gallagher was a major factor in the Company’s notable success in 2023. For more than two decades, and under the leadership of its President and CEO, Mr. Lodge, Eastern Insurance grew into one of the premier insurance brokerage firms in the country, making it a highly-valuable enterprise. The success and valuation premium of the sale gave the Company the ability to place a stronger focus on its core long-term goals for the banking business and redeploy capital for in-market strategic growth opportunities, including the announced merger with Cambridge Bancorp.

This milestone accomplishment required significant, additional efforts by Mr. Lodge, and two primary executive team members: Mr. James Fitzgerald, Chief Administrative Officer, Chief Financial Officer and Treasurer, Eastern Bankshares, Inc.; Vice Chair, Chief Administrative Officer and Chief Financial Officer, Eastern Bank, and Ms. Kathleen Henry, Executive Vice President, General Counsel and Corporate Secretary of Eastern Bankshares, Inc.; Executive Vice President, General Counsel, Corporate Secretary and Chief Human Resources Officer, Eastern Bank.

In recognition of the extraordinary financial result obtained, and efforts expended, in connection with the sale of Eastern Insurance, and in light of the fact that the sale was not factored into any element of our 2023 executive compensation program, the C&HCM Committee approved one-time, transaction awards of $2 million, $500,000, and $500,000 to Messrs. Lodge and Fitzgerald and Ms. Henry, respectively. Mr. Lodge’s award was delivered in 100% cash and was also in consideration of the termination of his Change in Control Agreement with the Company. Mr. Fitzgerald’s and Ms. Henry’s awards were delivered in 50% cash and 50% equity. The equity portion of the EIG award was delivered using a mix of 60% PSUs and 40% RSUs, which places a heavier emphasis on performance-based equity and is consistent with the structure of our regular, annual LTI grants for 2024 (see “Changes to Our Executive Compensation Program for 2024” below). The PSUs will be measured over a three-year performance period (January 1, 2024 -December 31, 2026) based on the Company’s total shareholder return (“TSR”) relative to the KRX Banks over the performance period. The number of earned PSUs can range between 25% (threshold) and 150% (maximum) of the target award. If the Company’s performance is below the threshold achievement level, no PSUs will be earned. If the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target regardless of relative performance rating. The RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2024.

These transaction awards were unique to the circumstances of 2023 and do not represent the regular pay program of the Company.

Changes to Our Executive Compensation Program for 2024

The C&HCM Committee is committed to putting forth a market-competitive executive compensation program that supports the business strategy and aligns the interests of our executives and shareholders. In 2023, the C&HCM Committee worked with management and its independent compensation consultant to continue to make enhancements to features of the program, with an expanded emphasis on a long-term incentive program that incentivizes our NEOs to execute on longer-term financial goals that drive shareholder value creation, while also balancing leadership retention objectives.

Effective in 2024, to continue to strengthen alignment with shareholders, the C&HCM Committee placed a heavier emphasis on performance-based equity for the NEOs by changing the mix for annual equity awards from 50% PSUs and 50% RSUs to 60% PSUs and 40% RSUs. In addition, after several years of keeping target incentive award opportunities unchanged, the C&HCM Committee adjusted the NEOs’ incentive targets to better align them with the market:

Executive Officer	Short-Term Incentives		Long-Term Incentives
	2023 MIP Target Award Opportunity (as a % of Salary)	2024 MIP Target Award Opportunity (as a % of Salary)	2023 LTI Target Award Opportunity (as a % of Salary)	2024 LTI Target Award Opportunity (as a % of Salary)
Robert F. Rivers	90%	100%	100%	150%
Quincy L. Miller	60%	75%	60%	115%
James B. Fitzgerald	60%	75%	60%	100%
Donald M. Westermann	45%	60%	40%	60%
Kathleen C. Henry	45%	60%	40%	60%

Pay Mix

The charts below show the target pay mix for our CEO, Mr. Rivers, and our other current NEOs for fiscal year 2024 as compared to 2023. These charts illustrate that a majority of CEO target total direct compensation for 2024 is variable at 71%. The average target total direct compensation for our other current NEOs for 2024 is 60% variable. Variable compensation is represented by both MIP and annual equity grants at target. (These charts do not include any one-time awards or grants.)

Shareholder Advisory Votes on Executive Compensation

At our 2023 annual meeting of shareholders, we received strong support for our NEO compensation program, as 92.3% of the total votes cast on the advisory vote on say-on-pay voted to approve the proposal. The C&HCM Committee has considered, and each year will consider, the results of the prior advisory vote as it reviews and determines the total compensation packages for our NEOs. The Company highly values all forms of input from its shareholders, and the C&HCM Committee incorporates this feedback when making compensation decisions.

Compensation Governance Practices

The Company has in place the following executive compensation best practices and policies which promote sound compensation governance and are in the best interests of our shareholders:

What We DO	What We Don’t Do
☑ Heavy emphasis on variable compensation and performance-based incentives	☒ No guaranteed incentive payments
☑ Stock ownership guidelines	☒ No uncapped non-sales incentive plans
☑ Double trigger for change in control payments	☒ No significant/excessive perquisites
☑ Clawback policy	☒ No tax gross-ups
☑ Anti-hedging and pledging provisions	☒ No severance benefits exceeding 3x base salary and annual cash bonus
☑ Annual incentive plan risk assessments
☑ Independent compensation consultant
☑ Annual say-on-pay vote

What Guides Our Program

Philosophy and Objectives of Executive Compensation

Our executive compensation philosophy is to attract, motivate, and retain the executive talent we need to achieve the short-term and long-term goals of the Company while creating long-term shareholder value through the implementation of sound compensation principles and policies. These principles include paying for performance, ensuring equity, fairness and non-discrimination in pay and compensation risk mitigation.

Principal Elements of Compensation

Our executive compensation program has three key elements: base salary, annual short-term incentive awards, and long-term incentive awards.

Element of 2023 NEO Compensation	How it is Paid	Key Objectives
Base Salary	Cash (Fixed)	Driven primarily by a NEO’s demonstrated value to the Company and market competitiveness, base salaries are reviewed annually and are set to attract and retain highly skilled, talented executives.
Annual Short-Term Incentive Awards	Cash (Variable)	Incentivizes a NEO to achieve short term (annual) financial and strategic goals, with a pool funded by Company performance on key metrics determining award size, along with individual targets and performance.
Long-Term Incentive Awards	Equity (Variable)	Provides incentives for executives to execute on longer-term financial goals that drive shareholder value creation and support the Company’s talent retention objectives.

Process for Determining Executive Officer Compensation

The Role of the Compensation and Human Capital Management Committee

The C&HCM Committee is composed entirely of non-employee directors who meet the Nasdaq standards for independence, including the heightened standards applicable to compensation committee members. The C&HCM Committee oversees executive compensation of our executive officers, including our NEOs. The C&HCM Committee regularly reviews the structure of our executive compensation program to ensure it aligns with Company strategy, philosophy, market practices, risk tolerance and, now that the Company is publicly traded, the interests of our shareholders. The C&HCM Committee reviews compensation and performance of peer companies (detailed below) as it considers executive compensation. The C&HCM Committee’s specific responsibilities are set forth in its charter, which can be found on the Company’s Investor Relations website at investor.easternbank.com under “Governance Documents” in the “Corporate Governance” section. The C&HCM Committee approves all NEO compensation, other than that of our CEO, including base salary, short term incentives and long term incentives. The C&HCM Committee also recommends our CEO’s compensation, which is approved by the independent members of the Board.

The Role of Management

Select senior members of our management team attend regular meetings of the C&HCM Committee at which executive compensation, Company performance, peer group, market and competitive compensation levels and compensation policies and practices are discussed, including in executive session without other management members present. However, only members of the C&HCM Committee vote on decisions about compensation for our NEOs (other than our CEO), and the independent members of our Board of Directors vote on our CEO’s compensation. Our CEO is not involved in decisions or deliberations about his own compensation, but he does make recommendations regarding non-CEO executive compensation in consultation with the C&HCM Committee.

The Role of Our Independent Compensation Consultant

The C&HCM Committee has the authority to engage its own advisors to assist it in carrying out its responsibilities. As part of its oversight of executive compensation and director compensation, the C&HCM Committee seeks input from its independent compensation consultant. In connection with 2023 executive compensation decisions, the C&HCM Committee engaged Pearl Meyer to advise the C&HCM Committee on the amount and form of executive compensation. The independent compensation consultant reports directly to the C&HCM Committee and does not provide any other services to the Company. The C&HCM Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC and Nasdaq listing rules. Based on this review and in reliance upon a letter from the firm confirming its independence based on factors set forth in the Nasdaq rules for compensation committee advisors, the C&HCM Committee determined that Pearl Meyer is an independent advisor.

The Role of Peer Market Data

We believe that a competitive pay package is a critical tool in our efforts to attract and retain qualified executives. The C&HCM Committee’s goal is to ensure that we continue to measure our compensation practices against organizations that compete with us for key executives, which are considered important benchmarks in our industry, and that are comparable in size and scope to our business.

The C&HCM Committee uses a criteria-based approach in selecting peer companies. The criteria include banks and thrifts on a national exchange, geography (U.S.-based and major metropolitan areas), financial institutions of similar size (assets and revenue ranging from 0.5x to 2.0x the Company’s size), similar loan mix, and comparable market capitalization. For purposes of setting 2023 compensation levels, our compensation peer group included the following 19 companies, all of which were publicly traded commercial banks at the time of their selection to our peer group:

Ameris Bancorp.	Glacier Bancorp, Inc.	Pinnacle Financial Partners, Inc.
Atlantic Union Bankshares Corporation	Independent Bank Corp.	Simmons First National Corporation
Bank OZK	Independent Bank Group, Inc.	SouthState Corporation
BankUnited, Inc.	Old National Bancorp.	United Bankshares, Inc.
Cathay General Bancorp	Pacific Premier Bancorp, Inc,	United Community Banks, Inc.
F.N.B. Corporation	PacWest Bancorp, Inc.	Valley National Bancorp
Fulton Financial Corporation

In 2023, the C&HCM Committee, with the assistance of Pearl Meyer, refreshed the Company’s peer group, removing two companies for reasons due to merger and acquisition activity and replacing them with four peers that meet our criteria. As part of this review and update, the peer group used for 2024 compensation decisions was modified as follows:

Removed	Added
Old National Bancorp.	First Financial Bancorp.
Valley National Bancorp	Trustmark Corporation
Washington Federal, Inc.
WSFS Financial Corporation

In addition to peer group data, the C&HCM Committee also considers other factors when setting NEO compensation, including the skill sets of the NEOs, their individual performances, Company performance, retention risk, their tenure with the Company and succession planning.

Our 2023 Executive Compensation Program in Detail

Base Salary

Base salaries are set at a level to maintain market competitiveness in attracting and retaining highly skilled, talented executives. Base salaries of NEOs are reviewed annually by the C&HCM Committee (or by the independent members of the Board of Directors, as to the CEO) and any increases are driven primarily by a NEO’s demonstrated value to the organization and tenure in the position, as well as internal equity and market competitiveness considerations. For fiscal year 2023, no base salary increases were approved for any NEOs.

Named Executive Officer	Fiscal Year 2022 Salary	Fiscal Year 2023 Salary	Percentage Increase

Robert F. Rivers*	$995,000	$995,000	—%

Quincy L. Miller	$590,000	$590,000	—%

James B. Fitzgerald	$590,000	$590,000	—%

Donald M. Westermann	$463,500	$463,500	—%

Kathleen C. Henry	$463,500	$463,500	—%

*This is the third consecutive year with no increase to the CEO’s base salary, as the Company has increasingly focused on performance and equity-based compensation.

Short-Term Incentive Plan

The MIP provides for the payment of annual cash incentive awards to the Company’s CEO, its other NEOs, members of its management committee, and select management employees (“Participants”). The C&HCM Committee believes the MIP further aligns its executive officers’ incentives with shareholder value creation. Each year (as defined below), a Participant is assigned a target award opportunity as a percentage of base salary, based in part on job responsibilities and market data. The table below summarizes the annual incentive target opportunity for 2023 for the NEOs set forth below, which did not change from 2022.

Named Executive Officer	Fiscal Year 2023 Salary	MIP Target Award Opportunity (as a % of Salary) (1)	MIP Target Award Opportunity ($)
Robert F. Rivers	$995,000	90%	$895,500
Quincy L. Miller	$590,000	60%	$354,000
James B. Fitzgerald	$590,000	60%	$354,000
Donald M. Westermann	$463,500	45%	$208,575
Kathleen C. Henry	$463,500	45%	$208,575

(1) For purposes of MIP calculations, “Base Salary” refers to a NEO’s year-end base salary rate.

Actual award payouts are determined by measurement against one or more corporate performance measures (“Company Performance Measures”). Company Performance Measures are approved by the C&HCM Committee, and annual targets with respect to such performance measures are established by the Board of Directors.

All awards are paid from a funding pool. The target funding pool (“Target Funding Pool”) is an amount equal to the sum of all Participants’ target awards for the year. After the end of the year, the C&HCM Committee determines performance against the applicable Company Performance Measures including whether minimum performance thresholds have been met. The funding pool from which awards under the MIP (“MIP Awards”) are actually paid (“Actual Funding Pool”) is an amount that is based on the Target Funding Pool but is adjusted to reflect the Company’s performance against the Company Performance Measures for such year. The C&HCM Committee may adjust the level or nature of Company Performance Measures to accommodate non-recurring events not contemplated when such measures were originally set, such as an acquisition or divestiture by the Company or realized securities gains/losses, and has the sole discretion to adjust the Target Funding Pool and/or the Actual Funding Pool amounts upward or downward, based on market factors, corporate events, future performance outlook, or any other situation it may deem appropriate.

Individual MIP Awards are paid out of the Actual Funding Pool. The MIP Awards for the Company’s executive officers other than the CEO are approved by the C&HCM Committee. The MIP Award for the CEO is approved by the independent members of the Board of Directors, upon recommendation from the C&HCM Committee. The independent members of the Board and the C&HCM Committee, respectively, have discretion to modify the individual MIP payouts for executives based on the CEO’s and the other NEOs’ performance.

Company Performance Measure

For 2023, the C&HCM Committee approved GAAP Net Income as the Company Performance Measure under the MIP (“MIP Net Income”). The C&HCM Committee chose MIP Net Income because it believes that it provides a useful metric in understanding the Company’s earnings performance.

Amid the challenging macroeconomic factors impacting regional financial institutions in early 2023, including the high interest rate environment that was putting pressure on net interest margins, the C&HCM Committee set the MIP Net Income Target at $145.7 million, which was aligned with our budget, and reflective of the challenges within the banking industry conditions at the time. The C&HCM Committee also established a minimum performance threshold of 80% of the MIP Net Income Target in order for any MIP Awards to be earned by our NEOs.

As described above in the “Business Overview” section of this CD&A, the Company executed material non-recurring events during the year, most notably the sale of Eastern Insurance at a significant premium, as well as the securities sale with a related loss, that had not been contemplated when the C&HCM Committee set the initial MIP Net Income Target at the beginning of 2023. These events had a significant positive impact on our net income results of $232.2 million, which was 16% higher than our 2022 results of $199.8 million. Based on the business circumstances of 2023 and its holistic assessment of overall performance, the C&HCM Committee concluded that it would be inappropriate to determine the Actual Funding Pool solely on the established MIP Net Income Target of $145.7 million because that would result in an unintended windfall to participants. Instead, the C&HCM Committee exercised downward discretion and limited NEO payouts to target. While the independent members of the Board of Directors and C&HCM Committee have discretion to adjust MIP Awards based on individual performance, they did not make any such adjustments for 2023 awards.

2023 MIP Award Payouts

The table below summarizes the 2023 MIP awards earned by each of the NEOs who remains an officer:

Named Executive Officer	MIP Award Earned in 2023 ($) (1)	MIP Award as % of Target Award	MIP Award as % of Base Salary (1)
Robert F. Rivers	$895,500	100%	90%
Quincy L. Miller	$354,000	100%	60%
James B. Fitzgerald	$354,000	100%	60%
Donald M. Westermann	$208,575	100%	45%
Kathleen C. Henry	$208,575	100%	45%

(1) For purposes of MIP calculations, “Base Salary” refers to a NEO’s year-end base salary rate

Long-Term Incentive Compensation

The Company’s philosophy on long-term incentive compensation is to grant awards that provide incentives for NEOs to execute on longer term financial performance objectives.

2023 Equity-Based LTIP Awards

Equity-based LTIP awards for 2023 were structured to reflect the C&HCM Committee’s commitment to putting forth a long- term incentive program that incentivizes executives to execute on longer-term financial goals that drive shareholder value creation and supports the Company’s leadership retention objectives, delivering awards using a mix of performance-based and time-based equity vehicles. Following vesting, shares are delivered net of any shares withheld to meet the recipient’s tax obligations. The 2023 awards were structured as follows:

Equity Vehicle	Weight	Design At-A-Glance

•  Rewards achievement of financial goals measured over a three-year performance period (January 1, 2023 — December 31, 2025) and puts appropriate focus on long-term alignment and pay relative both to market peers and shareholder returns.

•  Performance is measured based on the Company’s total shareholder return (“TSR”) relative to the KRX Banks* over the performance period.

•  The number of earned PSUs can range between 25% (threshold) and 150% (maximum) of the target award. If the Company’s performance is below the threshold achievement level, no PSUs will be earned.

•  If the Company’s absolute TSR is negative over the performance period, any earned payout will be capped at target regardless of relative performance rating.

Equity Vehicle	Weight	Design At-A-Glance
Performance Shares Units (PSUs)	50% (at Target)	Performance Level (Relative Ranking)		PSUs Earned at the End of the Performance Period (% of Target)

		Less than 25th Percentile	Below Threshold	—%

		25th Percentile	Threshold	25%

		50th Percentile	Target	100%

		75th Percentile or Higher	Maximum	150%

		Note: Payouts are linearly interpolated for performance between threshold and maximum.
Restricted Stock Units (RSUs)	50%	RSUs will vest in equal installments over a three-year period tied to the anniversary of the grant date, March 1, 2023.

*“KRX” refers to the KBW Regional Banking Index, an index that is designed to track the performance of regional banks and thrift institutions that are publicly traded in the U.S. “KRX Banks” refers to the companies that comprise the KRX as of the last day of the performance period, excluding companies that have any of the following characteristics: (1) headquartered in Puerto Rico; (2) announced target of a pending acquisition; and/or (3) less than three years of performance history or trading data.

The table below shows the target long-term incentive award values granted in fiscal year 2023 for each of the NEOs who is currently serving as an officer:

Named Executive Officer	Fiscal Year 2023 Salary	LTI Target Award Opportunity (as a % of Salary	PSUs (at Target)	RSUs	LTI Target Award Opportunity ($)

Robert F. Rivers	$995,000	100%	$498,000	$498,000	$996,000

Quincy L. Miller	$590,000	60%	$177,000	$177,000	$354,000

James B. Fitzgerald	$590,000	60%	$177,000	$177,000	$354,000

Donald M. Westermann	$463,500	40%	$93,000	$93,000	$186,000

Kathleen C. Henry	$463,500	40%	$93,000	$93,000	$186,000

*Actual award amounts for RSUs and PSUs at target levels were determined based on the closing price of Company common stock on the date of grant on March 1, 2023, which was $15.63 per unit. The stock award values shown in the Summary Compensation table vary slightly from the above due to, as shown in the Summary Compensation Table, (i) actual units granted were in whole units only and (ii) award amounts for PSUs related to TSR performance were determined using the Monte Carlo valuation model.

Frozen LTIP Awards (Final Vesting and Payouts Under the Legacy LTIP)

The legacy LTIP is a cash-based compensation plan that was designed to link incentive compensation of NEOs to factors such as the growth of Eastern’s capital, net income, Eastern’s adjusted retained earnings, or other factors. The LTIP was “frozen” in 2020 in anticipation of the Company’s IPO and transition to an equity-based long-term incentive plan, and the last awards were granted in 2019. Under the terms of the LTIP, our NEOs were eligible to receive a payout in 2024 for awards made in 2019 (“Final Outstanding LTIP Awards”), respectively.

Final Outstanding 2019 LTIP Awards. For the 2019 Awards, which matured December 31, 2023, the LTIP opportunity was set in 2019 and those awards were primarily based on cumulative growth of retained earnings over the five year period, which was 55.21%. The award includes a +15% modifier based on Eastern’s ratings on the Safety and Soundness Examination over the five-year period, as well as performance against peers on key metrics. The table below shows the value of the Final Outstanding 2019 LTIP Awards for our NEOs who are current officers.

Named Executive Officer	Granted 2019 Payable in 2024

Robert F. Rivers	$1,524,000

Quincy L. Miller	$508,000

James B. Fitzgerald	$508,000

Donald M. Westermann	$254,000

Kathleen C. Henry	$190,500

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

The Company’s Board of Directors believes that the Company’s most senior executives (including its NEOs) should hold meaningful equity ownership positions in the Company, in part to align the NEOs’ interests with those of the Company’s shareholders. Under the management stock ownership guidelines, each NEO is required to hold shares of the Company’s stock as set forth below:

Title	Multiple of Annual Base Salary
Chief Executive Officer	Five (5) Times

President and the Chief Financial Officer/Chief Administrative Officer	Three (3) Times

All Other Executive Officers	Two (2) Times

To attain this ownership threshold, each NEO will have the longer of five (5) years from (i) the date of implementation of the stock ownership guidelines (September 2021), or (ii) the date that a NEO becomes a member of the Company’s management committee. There shall be a one-year holding period for 50% of a NEO’s vested shares (except in order to satisfy tax withholding obligations or to satisfy payment of an option exercise price) until the NEO has met, and continues to meet, his or her applicable minimum holding requirement.

Holdings that satisfy a NEO’s stock ownership requirement include all outstanding shares held, shares held through a 401(k), savings and profit-sharing plans, and all unvested time-based RSUs awarded to a NEO. Unvested awards of PSUs, stock options, warrants or other rights not listed above exercisable for or convertible into shares of common stock do not count towards satisfying the ownership requirement unless and until shares under such awards are issued to a NEO.

Compliance with stock ownership guidelines is evaluated annually. A NEO is not required to purchase additional shares to satisfy the applicable ownership requirement in the event of a decline in the Company’s stock price, but the NEO is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved, except as otherwise determined by the C&HCM Committee. All NEOs employed as of December 31, 2023, were in compliance with the stock ownership guidelines as of that date.

Clawback Policy

The Company has a formal Clawback Policy that adheres to the listing standards of the Nasdaq and the rules of the SEC (the “Clawback Policy”). This policy empowers the C&HCM Committee to recoup cash and equity incentive-based compensation received by executive officers and other covered employees in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws. Under the Clawback Policy, the C&HCM Committee will require recoupment from an executive officer if it determines that incentive-based compensation received by the executive officer exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

Anti-Hedging and Anti-Pledging Policy

The Company has an Insider Trading Policy that, among other things, prohibits all our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to shares of the Company’s stock. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that have or are designed to have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition, Section 16 officers and directors are generally prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

Double Trigger Change in Control Agreements

The Company has entered into change in control agreements (“CiC Agreements”) with the NEOs and its most senior executive officers. With certain exceptions noted below, the CiC Agreements are substantially similar to each other, and provide that if, during a potential change in control period or within 18 months after the consummation of a change in control, the executive’s employment is involuntarily terminated for reasons other than for “cause,” disability or death, or the executive voluntary resigns for “good reason,” the executive would be entitled to a lump sum severance payment equal to a multiple of (a) his or her base salary, plus (b) the greater of the executive’s annual bonus for the year in which the termination occurred and the average of the executive’s bonuses for the three years immediately preceding the year in which the termination occurred. For Messrs. Rivers and Miller, the applicable multiplier is 300%; for each of the other executives who are current officers of the Company (Messrs. Fitzgerald and Westermann and Ms. Henry), the multiplier is 200%. As noted above, any payment required under the CiC Agreements will be reduced to the extent necessary to avoid penalties under (“Section 280G”) of the Internal Revenue Code of 1986, as amended (the “Code”), but only if such reduction would result in a higher after-tax amount to the executive. In exchange for the lump sum severance payments and other benefits, the CiC Agreements provide for certain post-employment obligations with respect to the executive’s ability to compete with the Company and solicit our employees or customers.

In addition, if the NEO was participating in the Company’s group health and dental plans immediately prior to the their termination and elects COBRA health continuation, then the Company shall pay to the NEO a monthly cash payment for 18 months or the NEO’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health and dental insurance to the NEO if the NEO had remained employed by the Company. The Company will use commercially reasonable efforts to provide for such payments in a manner that allows the NEO to exclude such payments from income, unless the NEO’s COBRA health continuation period ends prior to the end of the eighteen-month payment period or the Company reasonably determines such payment to be discriminatory under Section 105(h) of the Code.

No Tax Gross Ups

Our C&HCM Committee has determined that no tax gross-ups for purposes of excess parachute payments under Section 280G shall be provided to our executives as part of our executive compensation program. The dollar amount of the severance payment due under our CiC Agreements (as defined and further described below) will not be reduced in order to avoid an excess parachute payment under Section 280G, except in circumstances in which the application of the excise tax under Section 4999 of the Code (“Section 4999”) on the full amount of severance and other compensation deemed to be an excess parachute payment under Section 280G would leave the executive with a lower net after-tax amount than having the severance and other compensation reduced to the extent necessary so the excise tax would not apply. In circumstances in which the amount of severance and other compensation deemed to be a parachute payment under Section 280G is not reduced, the executive would owe the excise tax under Section 4999 and would not be entitled to a gross-up or reimbursement of that excise tax payment under his or her CiC Agreement.

Severance Agreements

The provision of reasonable severance benefits can be important in recruiting and retaining key executives. Thus, the Company has in place separate agreements with two NEOs, Messrs. Rivers and Miller, governing certain terms of their employment with and separation from the Company in circumstances not involving a change in control of Eastern. Under the terms of those agreements, in the event an executive is terminated for cause, the executive will receive all earned but unpaid salary, all accrued but unused vacation pay, vested and accrued bonuses or other incentive compensation, and reimbursements for any reasonable, necessary and properly documented expenses. In the event of termination without cause, in addition to the payments outlined above, the Company will pay to the executive within 60 days of his termination a lump sum payment equal to 200% of his annual base compensation plus a prorated share of the annual incentive payment to which the executive would have been eligible under the MIP (described above) during the calendar year in which the termination date falls. The executive will also receive full vesting of benefits in existing grants under the Bank’s legacy LTIP. If Mr. Rivers elects COBRA coverage, Mr. Rivers will also receive 24 months of continued participation in Eastern group health and dental insurance plans, with Eastern Bank paying or reimbursing Mr. Rivers for the cost of such premiums, and Mr. Miller will receive a lump sum payment equivalent to 24x the amount of Eastern’s standard monthly contributions to Mr. Miller’s Eastern Bank group health and dental insurance premiums. The agreements provide for certain restrictive covenant obligations, which include each of Messrs. Rivers and Miller agreeing not to solicit customers and employees of Eastern Bank during their employment with Eastern Bank and continuing for a period ending 24 months following their termination of employment. In addition, Mr. Miller’s agreement also specifies that while he is employed, he will receive an annual base salary of not less than $450,000 (subject to adjustment), discretionary incentive and/or bonus compensation, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans, an automobile allowance of $700 each month, and reimbursement of country club membership fees, if sought. Mr. Rivers’ agreement does not address compensation or benefits during employment.

Risk Assessments of Incentive Compensation Plans

The Company conducts a continuous review of compensation programs from design to actual results. This helps ensure that employees are not driven to take excessive risk that could have a significant negative impact on the Company’s annual results or future safety and soundness of the institution. The Company’s compensation philosophy is “risk-reflective,” meaning the pay structure and programs are created to appropriately reward the returns from acceptable risk-taking through optimal pay mix, performance metrics, calibration and timing. Employees eligible for incentives or commissions for new business are not permitted to make credit, investment, or consumer pricing decisions independently. The Company has no “highly-leveraged” incentive plans. Plan sponsors, who are those executives in charge of business lines in which incentive plans exist, are not eligible for awards under the plans they sponsor. All incentive and commission plans are tied to performance metrics related to revenue and/or profitability and all incentive plans have a trigger, where payments are not made if certain profitability hurdles are not met by the Company. Finally, all incentive plans undergo an annual incentive plan risk assessment led by leaders from the Internal Audit, Enterprise Risk Management, Legal and Human Resources Departments, with the results reported to the C&HCM Committee.

Other Programs

Benefit Plans

401(k) Plan. Our 401(k) Plan allows executives and other plan participants to make elective deferrals of their compensation to the 401(k) Plan up to limits of the Internal Revenue Service (“IRS“), and in 2023 the Company made a safe harbor contribution to eligible participants’ accounts equal to 3% of the participant’s plan compensation earned during the plan year subject to IRS limits.

Employee Stock Ownership Plan. Eastern Bank has an ESOP, an employee stock ownership plan, for eligible employees. Management believes the ESOP aligns the interests of all eligible employees – not just senior executives – with shareholders to create better alignment with total shareholder value.

At the time of the IPO, the ESOP trustee purchased 14,940,652 shares of the Company’s common stock funded with a loan from the Company (“ESOP Loan”). The ESOP Loan is repaid principally through Eastern Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the term of the loan. The ESOP’s independent trustee holds the shares purchased by the ESOP in an unallocated suspense account, and releases shares on a pro rata basis as the loan is repaid. Released shares are allocated among participants on the basis of each participant’s proportional share of eligible compensation relative to the compensation of all participants. A participant cliff-vests in their benefits after three years of vesting service with Eastern Bank or a participating subsidiary. Credited service includes both calendar years of service from January 1, 2020 (the initial effective date of the ESOP) and years of vesting service that a participant has earned under the Bank’s defined benefit pension plan prior to the adoption of the ESOP. A participant also will become fully vested in their benefit upon normal retirement, early retirement, death or disability, a change in control, or termination of the ESOP. A vested participant is entitled to receive a distribution from the ESOP upon separation from service or, if earlier, plan termination. The ESOP permits a participant to direct the trustee as to how to vote the shares of common stock allocated to their account. The ESOP trustee votes unallocated shares and allocated shares for which participants do not provide voting instructions on a matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

In October 2023 a portion of the ESOP Loan was repaid, and in February 2024, the ESOP trustee allocated shares to eligible participants for 2023. The Company makes allocations annually to eligible participants in accordance with the terms of the ESOP. Each of Messrs. Rivers, Miller, Fitzgerald, Westermann and Lodge and Ms. Henry received allocations of 947 shares (fractional shares have been rounded down) for 2023. Each of our NEOs is fully vested in his or her benefit under the ESOP.

Defined Benefit Pension Plan. Eastern Bank provides pension benefits (the “Pension Plan”) to its employees, including our NEOs, through membership in the Savings Bank Employees’ Retirement Association. The Company’s Pension Plan is a noncontributory, defined benefit plan. Our annual contribution to the Pension Plan is based upon standards established by the Pension Protection Act. The contribution is based on an actuarial method intended to provide not only for benefits attributable to service to date but also for those expected to be earned in the future.

Frozen Supplemental Executive Retirement Plan. Eastern had historically offered a defined contribution supplemental executive retirement plan (“SERP”), in which Messrs. Rivers, Miller, and Fitzgerald participated. Benefit accruals were frozen for then-active participants as to compensation received for work performed after 2021, and the SERP was closed to new participants. Under the SERP, each participating executive is entitled to receive a benefit following his or her separation from service.

Benefit Equalization Plan. The Company maintains a non-qualified benefit equalization plan (“BEP”) to provide a pension supplement to restore pension benefits for employees whose compensation exceeds the annual statutory compensation maximum that can be considered under the defined benefit plan, and/or exceeds the annual permitted pension benefit amount under the Code. The benefit formula is the same as provided in the Pension Plan, with an offset for benefits provided by that plan. Benefits generally are paid in a lump sum in the year following retirement or death.

409A Deferred Compensation Plans. The Company maintains a 409A deferred compensation plan. The plan allows directors and selected executives to defer compensation under non-qualified deferred compensation plans. None of the NEOs participated in this plan in 2023.

Executive Perquisites. Executive perquisites are not a core component of our executive compensation program. We do offer, however, our NEOs allowances for automobiles and parking. Our NEOs are entitled to reimbursement for costs associated with membership in a country club, but all of our NEOs declined to accept these club fees in 2023.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT REPORT

The Compensation and Human Capital Management Committee of our Board of Directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation and Human Capital Management Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation and Human Capital Management Committee of the Board of Directors,

Joseph T. Chung (Chair)

Diane S. Hessan

Deborah L. Jackson

Peter K. Markell

Paul D. Spiess

EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The table below sets forth the total compensation paid to, or earned by, our NEOs for the years ended December 31, 2023, 2022 and 2021 in accordance with applicable SEC rules.

Summary Compensation Table (“SCT”)
Name and Principal Position	Fiscal Year (1)	Salary (2)	Bonus (3)	Non-Equity Incentive Plan Compensation (4)(5)	Stock Awards (6)	Change In Pension Value and Non- qualified Deferred Compensation Earnings (7)	All Other Compensation (8)	Total

Robert F. Rivers	2023	$995,000	$—	$2,434,326	$820,870	$617,294	$47,607	$4,915,097

Chief Executive Officer and Chair of the Board of Directors	2022	$995,000	$—	$976,100	$4,503,726	$13,486	$255,368	$6,743,680

	2021	$995,000	$—	$2,757,136	$—	$86,687	$369,720	$4,208,543

Quincy L. Miller	2023	$590,000	$—	$866,942	$292,046	$196,629	$41,241	$1,986,858

President	2022	$587,500	$—	$385,900	$3,002,449	$20,111	$114,166	$4,110,126

	2021	$575,000	$—	$948,712	$—	$45,562	$224,347	$1,793,621

James B. Fitzgerald	2023	$590,000	$250,000	$866,942	$292,046	$455,570	$52,575	$2,507,133

Chief Administrative Officer, Chief Financial Officer and Treasurer	2022	$587,500	$—	$385,900	$3,002,449	$2,406	$125,410	$4,103,665

	2021	$575,000	$—	$948,712	$—	$69,595	$249,614	$1,842,921

Donald M. Westermann	2023	$463,500	$—	$465,046	$152,935	$123,049	$37,340	$1,241,870

Chief Information Officer	2022	$461,250	$—	$227,300	$2,001,646	$—	$34,504	$2,724,700

Kathleen C. Henry	2023	$463,500	$250,000	$400,928	$152,935	$156,625	$38,861	$1,462,849

General Counsel and Corporate Secretary	2022	$461,250	$—	$227,300	$2,001,646	$84,812	$35,975	$2,810,983

Timothy J. Lodge President & CEO, EIG	2023	$307,811	$2,000,000	$236,375	$118,943	$78,337	$56,519	$2,797,985
(1)

Neither Mr. Westermann nor Ms. Henry were NEOs in 2021. Their respective compensation is therefore only disclosed for the years ended December 31 of 2022 and 2023. Mr. Lodge was a NEO only for 2023, and his compensation is therefore disclosed only for the year ended December 31, 2023.

(2)

Represents base salary earned in 2023, 2022 and 2021, as applicable. For Messrs. Miller, Fitzgerald and Westermann and Ms. Henry, 2022 salary changes were effective March 1, 2022. No salary changes were implemented in 2023 for our NEOs.

(3)

For Messrs. Fitzgerald and Lodge and Ms. Henry, represents a one-time Eastern Insurance transaction cash award to recognize their roles in 2023 of the successful sale of Eastern Insurance to Gallagher and, for Mr. Lodge, was also in consideration of his termination of his change-in-control agreement upon his separation from the Company on October 31, 2023.

(4)

Represents cash awards earned under the Company’s MIP during 2023, 2022 and 2021, and the amounts payable under legacy LTIP cash awards that matured on December 31, 2021 and December 31, 2023, respectively.

•

MIP Awards: For Messrs. Rivers, Miller, Fitzgerald, Westermann and Lodge and Ms. Henry, amounts earned under the MIP in 2023 were $895,500, $354,000, $354,000, $208,575, $144,200, and $208,575 respectively. For Messrs. Rivers, Miller, Fitzgerald and Westermann and Ms. Henry, amounts earned under the MIP in 2022 were $976,100, $385,900, $385,900 $227,300 and $227,300 respectively. Amounts earned under the MIP in 2021 for Messrs. Rivers, Miller, and Fitzgerald were $1,075,000, $388,000 and $388,000, respectively.

•	Legacy LTIP Awards: For Messrs. Rivers, Miller, Fitzgerald, Westermann and Lodge and Ms. Henry, the amounts payable under legacy LTIP awards that were granted in 2019 and matured on December 31, 2023 were $1,524,000, $508,000, $508,000, $254,000, $92,175 and $190,500 respectively. LTIP cash awards that were granted in 2018 and matured on December 31, 2022, were valued at $0, and thus no amounts are included in 2022 for the 2018 LTIP cash awards. For Messrs. Rivers, Miller and Fitzgerald, the amounts payable under legacy LTIP awards that were granted in 2017 and matured on December 31, 2021 were $1,682,136, $560,712 and $560,712, respectively.

(5)

The amounts payable under LTIP awards that matured in 2023 and 2021 include interest paid thereon from December 31 of the year in which they matured through the dates of payment in March 2024 and March 2022, respectively. For awards that matured in 2023, the interest amounts were $14,826 for Mr. Rivers, $4,942 for Messrs. Miller and Fitzgerald, $2,471 for Mr. Westermann and $1,853 for Ms. Henry. Mr. Lodge did not receive interest for his 2019 grant due to the timing of his payment upon his separation from the Company on October 31, 2023. For awards that matured in 2021, the interest amounts were $636 for Mr. Rivers, $212 for Mr. Miller and $212 for Mr. Fitzgerald.

(6)

Represents the aggregate grant date fair value of RSUs and PSUs granted in 2022 and 2023, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which for RSUs was equal to the closing price of a share of Company common stock on the date of grant ($21.08 on March 1, 2022 and $15.63 on March 1, 2023), multiplied by the number of RSUs in the grant; for the PSUs based on EPS as the performance measure, was equal to the closing price of a share of Company common stock on the date of grant date ($21.08 on March 1, 2022), multiplied by the number of PSUs at target award levels; and for the PSUs based on TSR as the performance measure, was valued based on the probable outcome of applicable performance conditions using a Monte Carlo simulation model, which priced our common stock on the grant date ($21.15 on March 1, 2022 and $10.16 on March 1, 2023), multiplied by the number of PSUs at target award levels. If it is assumed that that the maximum level of performance under the PSUs was achieved, the grant date fair value of the 2023 PSU portion of the grant would have been $746,231 for Mr. Rivers; $265,491 for each of Messrs. Miller and Fitzgerald; $139,029 for each of Ms. Henry and Mr. Westermann; and $108,128 for Mr. Lodge. With regard to Mr. Lodge, his 2023 equity grants set forth above were forfeited upon his separation in connection with the Eastern Insurance transaction. Following Mr. Lodge’s separation, 18,976 RSUs that had been previously granted to Mr. Lodge on March 1, 2022 were subject to accelerated vesting; however, the change in fair value from grant date ($400,014) to accelerated vesting date ($208,926), based on the closing price of a share of Company common stock on October 31, 2023 ($11.01), reflects a negative value (-$191,088) and therefore was excluded from the table above.

(7)

Represents the change in the value of the Pension Plan and BEP for all our NEOs, for the period of January 1 to December 31 of each applicable reporting year. No change in value of the Pension Plan is shown for Mr. Westermann for 2022, as his change in value would have reflected a negative amount of (-$199,432) and was thus excluded.

(8)	All Other Compensation in the table above includes the amounts for 2023, 2022 and 2021, as applicable, set forth in the following table.

All Other Compensation

Named Executive Officer	Fiscal Year	Perquisites (a)	401(k) Plan Defined Contribution Plan (b)	Employer SERP Contributions (c)	Dividends Paid on Vested Equity Awards	Employer Allocations to ESOP (d)	Total (e)
Robert F. Rivers	2023	$15,711	$9,900	$—	$8,539	$13,457	$47,607
	2022	$16,109	$9,150	$215,000	$—	$15,109	$255,368
	2021	$17,197	$8,700	$326,400	$—	$17,423	$369,720
Quincy L. Miller	2023	$12,192	$9,900	$—	$5,692	$13,457	$41,241
	2022	$12,307	$9,150	$77,600	$—	$15,109	$114,166
	2021	$13,424	$8,700	$184,800	$—	$17,423	$224,347
James B. Fitzgerald	2023	$23,526	$9,900	$—	$5,692	$13,457	$52,575
	2022	$23,551	$9,150	$77,600	$—	$15,109	$125,410
	2021	$16,691	$8,700	$206,800	$—	$17,423	$249,614
Donald M. Westermann	2023	$10,188	$9,900	$—	$3,795	$13,457	$37,340
	2022	$10,245	$9,150	$—	$—	$15,109	$34,504
Kathleen C. Henry	2023	$11,710	$9,900	$—	$3,795	$13,457	$38,862
	2022	$11,716	$9,150	$—	$—	$15,109	$35,975
Timothy J. Lodge	2023	$18,731	$9,151	$—	$15,180	$13,457	$56,519

(a)	Amount includes automobile and parking and gas allowances and taxable imputed incomes.
(b)	Represents employer contributions under our 401(k) Plan made on behalf of the NEO.
(c)

Represents deemed employer SERP contributions made during 2022 and 2021 as applicable. The SERP was frozen at the end of 2021; employer SERP contributions were made in 2022 related to compensation earned in 2021.

(d)

Represents the value of an allocation of shares of Company common stock pursuant to the terms of the Company’s ESOP in connection with the NEO’s service in fiscal year 2023, 2022 and 2021, as applicable. The value is calculated based on the closing price of Company stock on the last day trading of the year. For 2023, the amount represents an allocation of 947 shares multiplied by $14.20; for 2022, the amount represents an allocation of 875 shares multiplied by $17.25; and for 2021, the amount represents an allocation of 863 shares multiplied by $20.17. For each NEO, as applicable, the share allocation for 2023 includes 57 additional shares acquired through dividend reinvestment; for 2022, the share allocation includes 19 additional shares acquired through dividend reinvestment; and, for 2021, the share allocation includes one additional share acquired through dividend reinvestment.

(e)

Our NEOs’ total compensation in the Summary Compensation Table does not include earnings on the now frozen SERP, in which Messrs. Rivers, Miller and Fitzgerald participate, because our NEOs do not receive any preferential or above-market investment earnings under such plans. Under the terms of the SERP, the value of the benefit provided increases or decreases based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

Grant of Plan-Based Awards in 2023

The table below provides information regarding plan-based awards granted to our NEOs in 2023.

				Estimated future payouts under equity incentive plan awards (1)

Named Executive Officer	Type of Award	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
Robert F. Rivers	RSU	3/1/2023	2/23/2023	—	—	—	31,829	$497,487
	PSU - TSR	3/1/2023	2/23/2023	7,957	31,829	47,744	—	$323,383
Quincy L. Miller	RSU	3/1/2023	2/13/2023	—	—	—	11,324	$176,994
	PSU - TSR	3/1/2023	2/13/2023	2,831	11,324	16,986	—	$115,052

				Estimated future payouts under equity incentive plan awards (1)

Named Executive Officer	Type of Award	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
James B. Fitzgerald	RSU	3/1/2023	2/13/2023	—	—	—	11,324	$176,994
	PSU - TSR	3/1/2023	2/13/2023	2,831	11,324	16,986	—	$115,052
Donald M. Westermann	RSU	3/1/2023	2/13/2023	—	—	—	5,930	$92,686
	PSU - TSR	3/1/2023	2/13/2023	1,483	5,930	8,895	—	$60,249
Kathleen C. Henry	RSU	3/1/2023	2/13/2023	—	—	—	5,930	$92,686
	PSU - TSR	3/1/2023	2/13/2023	1,483	5,930	8,895	—	$60,249
Timothy J. Lodge	RSU	3/1/2023	2/13/2023	—	—	—	4,612	$72,086
	PSU - TSR	3/1/2023	2/13/2023	1,153	4,612	6,918	—	$46,858
(1)

Represents PSUs that will, for each grant of PSUs based on TSR performance measures, respectively, vest in one installment on or around March 1, 2026, subject to continued service and the satisfaction of applicable performance conditions. The number of PSUs to be earned is dependent on the Company’s growth of its TSR performance, each relative to those of the KRX Banks, over the three-year performance period from January 1, 2023 through December 31, 2025. No PSUs will vest for performance below threshold levels.

(2)	Represents RSUs that vest in three equal installments on the anniversaries of the grant date (March 1, 2023), subject to continued service.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information regarding PSUs and RSUs, as applicable, held by our NEOs on December 31, 2023.

Named Executive Officer	Type and Grant Year of Equity Incentive Plan Award (1)	Equity Incentive Plan awards: Number of underlying shares that have not yet vested	Equity Incentive Plan awards: Market Value of underlying shares that have not yet vested (2)
Robert F. Rivers	RSU -2022	85,389	$1,212,524
	PSU -EPS 2022	13,342	$189,456
	PSU -TSR 2022	13,342	$189,456
	RSU - 2023	31,829	$451,972
	PSU -TSR 2023	7,957	$112,993
Quincy L. Miller	RSU -2022	56,926	$808,349
	PSU -EPS 2022	8,895	$126,302
	PSU -TSR 2022	8,895	$126,302
	RSU - 2023	11,324	$160,801
	PSU -TSR 2023	2,831	$40,200

Named Executive Officer	Type and Grant Year of Equity Incentive Plan Award (1)	Equity Incentive Plan awards: Number of underlying shares that have not yet vested	Equity Incentive Plan awards: Market Value of underlying shares that have not yet vested (2)
James B. Fitzgerald	RSU -2022	56,926	$808,349
	PSU -EPS 2022	8,895	$126,302
	PSU -TSR 2022	8,895	$126,302
	RSU - 2023	11,324	$160,801
	PSU -TSR 2023	2,831	$40,200
Donald M. Westermann	RSU -2022	37,951	$538,904
	PSU -EPS 2022	5,930	$84,202
	PSU -TSR 2022	5,930	$84,202
	RSU - 2023	5,930	$84,206
	PSU -TSR 2023	1,483	$21,052
Kathleen C. Henry	RSU - 2022	37,951	$538,904
	PSU - EPS 2022	5,930	$84,202
	PSU - TSR 2022	5,930	$84,202
	RSU - 2023	5,930	$84,206
	PSU - TSR 2023	1,483	$21,052
Timothy J. Lodge (3)	-	0	$—
(1)

Each RSU award granted in 2022 will vest in five equal installments on the anniversaries of the grant date (March 1, 2022), subject to continued employment. RSU awards granted in 2023 will vest in three equal installments on the anniversaries of the grant date (March 1, 2023), subject to continued employment. PSUs granted in 2022 based on EPS and TSR performance, respectively, will vest in one installment on or around March 1, 2025, subject to continued employment and the satisfaction of applicable performance conditions. PSUs granted in 2023 based on TSR performance will vest in one installment on or around March 1, 2026, subject to continued employment and the satisfaction of applicable performance conditions. The number of PSUs to be earned is dependent on the Company’s growth of its EPS and TSR performance, respectively, each relative to those of the KRX Banks, over the three- year performance period from January 1, 2022 through December 31, 2024. PSU amounts for both EPS and TSR performance measure awards reflect threshold performance levels.

(2)

The market value of RSUs and PSU EPS and PSU TSR performance measure awards are based on the closing price of $14.20 of Company common stock on December 29, 2023, the last trading day of 2023, multiplied by the number of underlying granted but unvested units.

(3)

Mr. Lodge was not employed by the Company as of December 31, 2023, and the plan-based awards granted to him in 2023 were forfeited upon his separation from the Company on October 31, 2023, in connection with the Eastern Insurance transaction.

Option Exercises and Stock Vested

The following table provides information regarding PSUs and RSUs, as applicable, held by our NEOs on December 31, 2023. None of our NEOs owned or exercised options in 2023.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Robert F. Rivers	21,347	$333,654
Quincy L. Miller	14,231	$222,431
James B. Fitzgerald	14,231	$222,431
Donald M. Westermann	9,487	$148,282
Kathleen C. Henry	9,487	$148,282
Timothy J. Lodge	23,719	$283,059
(1)	The Number of Shares Acquired on Vesting represents the shares underlying RSUs granted on March 1, 2022 that vested on March 1, 2023. The total represents the number of shares underlying RSUs that vested, prior to shares withheld for taxes. For Mr. Lodge, this number additionally represents the shares underlying 18,976 RSUs granted on March 1, 2022, the vesting of which was accelerated as of October 31, 2023, the date of his separation from the Company.

(2)

Value Realized on Vesting represents the number of shares underlying the RSUs that vested on March 1, 2023 multiplied by the closing price ($15.63) of Company stock on March 1, 2023. For Mr. Lodge, this value additionally represents the number of shares underlying the RSUs that vested on October 31, 2023, multiplied by the closing price ($11.01) of Company stock on October 31, 2023.

Nonqualified Deferred Compensation

The Company’s nonqualified deferred contribution plans allow certain highly compensated or management employees to defer portions of their current compensation, as specified in the applicable plan documents. These plans include the SERP and the 409A Plan (as described below). Distributions of account balances under such plans may be made only in accordance with the applicable plan documents. None of these plans provide our NEOs with any preferential or above-market earnings on their account balances. Rather, the value of the benefit provided by a plan increases or decreases based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

Frozen Supplemental Executive Retirement Plan. Messrs. Rivers, Miller and Fitzgerald each received employer SERP contributions in 2022 for compensation earned in 2021. The SERP was frozen effective as of December 31, 2021. Although participants’ accounts will continue to be administered in accordance with the SERP document until their respective separations from service, the Company ceased accruing for benefits for SERP participants on earnings received after December 31, 2021 (other than with respect to the compensation earned in 2021). Pursuant to the terms of the frozen SERP, prior to 2022 an executive’s account was credited monthly with an amount equal to 20% of their salary and credited annually with an amount equal to 20% of their short-term incentives. Under the terms of the SERP, each executive participating in the SERP becomes entitled to receive a benefit following his separation from service with the Company. The SERP benefit vests over a 10-year period and account balances are payable as a lump sum or in annual installments, as determined in accordance with the terms of the plan. Each of Messrs. Rivers and Fitzgerald are fully vested due to being retirement eligible under the terms of the SERP, and Mr. Miller is 80% vested.

409A Deferred Compensation Plans. The Company’s 409A Plan allows directors and selected executives to defer compensation under non-qualified deferred compensation plans. Under the 409A Plan, participants could defer up to 75% of base salary and up to 100% of any incentive compensation. The balances under these plans reflect compensation deferred in prior years and are payable as a lump sum or in annual installments, as determined in accordance with the terms of the applicable plan.

The table below sets forth the amounts of the contributions, earnings and value of the Company’s nonqualified deferred compensation plans in which our NEOs participated during the year ended December 31, 2023.

Nonqualified Deferred Compensation
Named Executive Officer	Executive contributions	Employer contributions	Aggregate earnings (1)	Aggregate withdrawals/ distributions	Aggregate balance (2)
Robert F. Rivers	$—	$—	$1,848,993	$—	$9,673,570
Quincy L. Miller	$—	$—	$338,381	$—	$1,770,341
James B. Fitzgerald	$—	$—	$833,036	$—	$3,626,575
Donald M. Westermann	$—	$—	$21,564	$—	$116,467
Kathleen C. Henry	$—	$—	$—	$—	$—
Timothy J. Lodge	$—	$—	$—	$—	$—
(1)

Represents the change in value for employee and Company contributions to the SERP and 409A Plan. As described above, neither of these plans provides for any preferential or above-market earnings on a participant’s account balances.

(2)	Amount shown is the sum of the value of a NEO’s account balance in the SERP and 409A Plan as of December 31, 2023, as applicable.

Pension Benefits

Defined Benefit Pension Plan. The Company provides pension benefits to its employees, including our NEOs, through membership in the Pension Plan. The Pension Plan is a noncontributory, defined benefit plan, and our annual contribution to this plan is based upon standards established by the Pension Protection Act. The Pension Plan is a cash balance format with compensation based on a participant’s earnings reported on IRS Form W-2 for the applicable year. Participants vest in their account balances after three years of eligible service and the plan provides for payment in a lump sum or, if eligible, a life annuity at retirement. All of our NEOs are fully vested in their account balances under the Pension Plan.

Benefit Equalization Plan. The Company maintains the BEP, a non-qualified benefit equalization plan to provide a pension supplement to restore pension benefits for employees who were historically ineligible to participate in the SERP and whose compensation exceeds the annual statutory compensation maximum that can be considered under the Pension Plan, and/ or exceeds the annual permitted pension benefit amount under the Internal Revenue Code. The benefit formula for the BEP is the same as provided in the Pension Plan, with an offset for benefits provided by that plan. Benefits are paid in a lump sum in the year following retirement or death. Active participants in the SERP did not receive BEP benefits; Messrs. Rivers, Miller and Fitzgerald first became eligible for the BEP in 2022.

The amounts reported in the table below equal the present value of the accumulated pension benefits at the end of fiscal year 2023 for each of our NEOs. The Pension Plan is referred to as the “Defined Benefit Plan” in this table.

Pension Benefits

Named Executive Officer	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit as of 12/31/2023	Payments during last fiscal year
Robert F. Rivers	Total		$1,436,174	$—
	Defined Benefit Plan	17.9	$799,297	$—
	BEP		$636,877	$—
Quincy L. Miller	Total		$426,668	$—
	Defined Benefit Plan	7.8	$272,927	$—
	BEP		$153,741	$—
James B. Fitzgerald	Total		$1,018,657	$—
	Defined Benefit Plan	11.7	$700,350	$—
	BEP		$318,307	$—
Donald M. Westermann	Total		$990,220	$—
	Defined Benefit Plan	16.7	$439,088	$—
	BEP		$551,132	$—
Kathleen C. Henry	Total		$654,026	$—
	Defined Benefit Plan	7.3	$311,014	$—
	BEP		$343,012	$—
Timothy J. Lodge	Total		$435,882	$—
	Defined Benefit Plan	10.4	$275,111	$—
	BEP		$160,771	$—

Potential Payments upon Termination or Change-in-Control for the Year Ended December 31, 2023

Executive Severance Agreements.

As described above under “Severance Agreements” within the CD&A section of this Proxy Statement, each of Messrs. Rivers and Miller has entered into an executive severance agreement, which provide for certain benefits in the event that either is terminated without cause. Under each of these agreements, “cause” is defined as:

• any act of gross misconduct or gross negligence which results in material harm to the Company, whether monetarily or otherwise;

• any act of dishonesty, disloyalty or fraud which results in material harm to the Company, whether monetarily or otherwise;

• a conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude; or

• a failure to perform a substantial portion of the duties of his position adequately for a period of more than 30 days after written notice from the Company describing such failure.

Under their respective executive severance agreements, each of Messrs. Rivers and Miller, if terminated without cause, will be entitled to the respective lump sum payment described above in the CD&A section, provided that each signs a release of claims against the Company, and which release becomes effective. Neither agreement provide for additional payments in the event of death or disability, other than what each is entitled to under other existing benefit plans, although each is entitled to the benefits described above if terminated for cause.

Double-Trigger Change in Control Agreements

As described further above under “Double-Trigger Change in Control Agreements” within the CD&A section of this Proxy Statement, each of our NEOs who is a current officer has entered into a double-trigger CiC Agreement. These agreements entitle the NEO to a lump sum payment described above in the event that their employment is terminated while a change in control event (as described below) has occurred and is pending, or within 18 months following a change in control event, and the reason for termination is for other than the NEO’s death, disability or cause (as each of the latter terms are defined in the CiC Agreement), or is due to the NEO’s own resignation for good reason (as defined below).

The CiC Agreement utilizes the following definitions:

A “change of control” is defined as the consummation of any of the following events:

• merger, consolidation or other business combination of the Company or Eastern Bank, after which either (A) our incumbent board of directors constitute less than two-thirds of the surviving board of directors (“Surviving Board”), or (B) less than 60% of the combined voting power of shares entitled to vote in an election of the Surviving Board is owned by persons who were shareholders of the Company prior to the merger, consolidation or other business combination;

• the acquisition by any person of 25% or more of our outstanding common stock or voting securities (unless such acquisition is by an entity under our common control);

• during any consecutive two year period, the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

• the sale or other disposition of all or substantially all of our assets to any person, group or entity; and

• any other transaction that our board of directors deems to be a “change in control”.

The term “cause” is defined as:

• a material act of willful misconduct in connection with the performance of his/her duties, including, without limitation, misappropriation of the Company’s funds or property;

• the conviction for, or plea of nolo contendere by the NEO to, any felony or a misdemeanor involving deceit, dishonesty, or fraud;

• the commission of any misconduct, whether or not related to the Company or its affiliates, that has caused, or would reasonably be expected to cause, material detriment or damage to the Company’s or its affiliates’ reputation, business operation or relation with its employees, customers, vendors, suppliers or regulators;

• continued, willful and deliberate non-performance by duties (other than by reason of the NEO’s physical or mental illness, incapacity or disability) that has continued for more than 30 days following written notice providing the details of such non-performance;

• willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the deliberate destruction of or deliberate failure to preserve documents or other materials relevant to such investigation, or the willful inducement of others to fail to cooperate or to fail to produce documents or other materials; or

• removal or prohibition from participating in the conduct of the Company’s affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Company.

The term “good reason” is defined as:

• a material diminution of the NEO’s responsibilities, authorities or control from those exercise by the NEO immediately prior to the change in control event;

• any material reduction in the NEO’s annual compensation or benefits (other than across-the-board reductions affecting all of the Company’s executive officers);

• the relocation of the offices at which the NEO is employed to a location more than 25 miles from such office, or the requirement to be based at a location more than 25 miles from such office; or

• any material breach of the CiC Agreement by the Company.

Under the CiC Agreements, each of our NEOs will be entitled to the lump sum payment described above in “Double-Trigger Change in Control Agreements” within the CD&A section of this Proxy Statement in the event of a double-trigger change in control event, provided that each signs a separation agreement and release with the Company, which then becomes irrevocable. The CiC Agreement does not provide for additional payments in the event of death or disability, other than what a NEO is entitled to under other existing benefit plans. As described above under “No Tax Gross Ups,” the dollar amount of any severance payment due under the CiC Agreements will be reduced in certain circumstances in order to avoid an excess parachute payment under Section 280G.

Set forth below in the table entitled “Potential Payments Upon Termination or Change in Control” is a description of certain post-employment arrangements with our NEOs, including the severance benefits and change-in-control benefits to which they would have been entitled under applicable benefit plans as of December 31, 2023, if a termination of employment and/or a change-in-control had occurred on such date. None of our NEOs were entitled to receive payments if they were terminated for cause as of such date.

Lodge Separation Payments

Through October 31, 2023, Mr. Lodge was party to a CiC Agreement on substantially the same terms as those applicable to Messrs. Fitzgerald and Westermann and Ms. Henry but that also defined a change in control as “the sale of all or substantially all of the assets of EIG to any person, other than” EBC or the Bank. In connection with the sale of substantially all of the assets of EIG and his separation from EIG, and pursuant to a letter agreement effective October 31, 2023, Mr. Lodge agreed to terminate his CiC Agreement. In exchange, and in light of his considerable role in the EIG transaction, Mr. Lodge received a transaction bonus of $2,000,000. Additionally, in connection with and upon his separation from the Company, Mr. Lodge received an accelerated legacy 2019 LTIP cash award of $92,175, paid at the full value that would have matured on December 31, 2023, had he continued in service; a lump-sum cash payment of his 2023 MIP award, paid at the full-year 2023 target level, of $144,200; and the accelerated vesting of 18,976 RSUs that had been granted on March 1, 2022, valued at $208,926 on October 31, 2023, as well as dividends paid in cash valued at $13,283.

Potential Payments upon Termination or Change-in-Control
Named Executive Officer	Without Cause/For Good Reason (1)	Death/Disability (2)	Retirement (3)	Change in Control (Double Trigger) (4) (5)
Robert F. Rivers
Salary	$1,990,000	$—	$—	$2,985,000
MIP	$895,500	$895,500	$895,500	$896,033
RSU	$—	$1,664,496	$—	$1,664,496
PSU - EPS	$—	$—	$—	$757,826
PSU - TSR	$—	$—	$—	$1,209,797
Medical	$61,010	$—	$—	$45,758
Quincy L. Miller
Salary	$1,180,000	$—	$—	$1,770,000
MIP	$354,000	$354,000	$354,000	$354,000
RSU	$—	$969,150	$—	$969,150
PSU - EPS	$—	$—	$—	$505,208
PSU - TSR	$—	$—	$—	$666,008
Medical	$—	$—	$—	$—
James B. Fitzgerald
Salary	$—	$—	$—	$1,180,000
MIP	$—	$354,000	$354,000	$354,000
RSU	$—	$969,150	$—	$969,150
PSU - EPS	$—	$—	$—	$505,208
PSU - TSR	$—	$—	$—	$666,008
Medical	$—	$—	$—	$31,954
Donald M. Westermann
Salary	$—	$—	$—	$927,000
MIP	$—	$208,575	$208,575	$233,100
RSU	$—	$623,110	$—	$623,110
PSU - EPS	$—	$—	$—	$336,810
PSU - TSR	$—	$—	$—	$421,016
Medical	$—	$—	$—	$48,776
Kathleen C. Henry
Salary	$—	$—	$—	$927,000
MIP	$—	$208,575	$208,575	$213,433
RSU	$—	$623,110	$—	$623,110
PSU - EPS	$—	$—	$—	$336,810
PSU - TSR	$—	$—	$—	$421,016
Medical	$—	$—	$—	$46,054
(1)

Represents amounts payable under the Executive Severance Agreements for Messrs. Rivers and Miller. Salary amounts represent 200% of a NEO’s base salary rate as of December 31, 2023. The MIP amounts represent a NEO’s target payout under the MIP for 2023. For Mr. Rivers, medical represents the Company’s cost to provide medical and dental coverage for 24 months. Mr. Miller is not enrolled in the Company’s medical or dental coverage and therefore is not entitled to severance amounts related to medical or dental under the terms of his executive severance agreements. No amount is included for equity compensation, as our equity award agreements generally provide for forfeiture upon termination or resignation except as otherwise set forth in this table, subject to certain Board and C&HCM Committee discretionary authority.

(2)

MIP amounts represent an NEO’s target payout under the MIP for 2023, and RSU amounts represent the closing price of Company common stock ($14.20) on December 31, 2023, multiplied by the number of units that would vest as accelerated upon the occurrence of the qualifying event. PSUs would not be eligible for vesting until a determination is made at the end of a three-year performance period as to whether the applicable performance conditions are met and are shown at target for purposes of this table. A valuation of the PSUs at threshold performance levels for each NEO other than Mr. Lodge as of December 31, 2023, is provided in the “Outstanding Equity Awards at 2023 Fiscal Year End” table.

(3)	Amounts represent an NEO’s target payout under the MIP for 2023.
(4)

All NEOs who are current officers are covered by CiC Agreements. For Messrs. Rivers and Miller, salary amounts are 300% of the base salary rate at December 31, 2023, and for Messrs. Fitzgerald and Westermann and Ms. Henry, salary amounts are 200% of the base salary rate at December 31, 2023. For Messrs. Rivers and Westermann and Ms. Henry, the MIP amount is equal to the average of the MIP payouts for the preceding three (3) years (2020, 2021 and 2022), which amounts are greater than the 2023 target annual bonus. For Messrs. Miller and Fitzgerald, the MIP amount is equal to the 2023 MIP target amount, which is greater than the average of the preceding three (3) years bonus payments. Medical payment amounts for Messrs. Rivers, Fitzgerald, and Westermann and Ms. Henry represent the cost of providing 18 months of medical and dental coverage. Mr. Miller is not enrolled in the Company’s medical or dental coverage and therefore is not entitled to severance amounts related to these items. RSU and PSU amounts represent the closing price of Company common stock ($14.20) on December 31, 2023, multiplied by the number of units that would accelerate upon the occurrence of a qualifying termination following a change in control.

(5)	Mr. Lodge is not represented in the above table due to the fact he was not employed by nor providing services for the Company on December 31, 2023.

In addition to the amounts set forth in the table above, each of our NEOs would also receive the vested value of their accounts in the plans included in the Nonqualified Deferred Compensation and Pension Benefits tables above, which may include the SERP, the 409A Plan, the Pension Plan and the BEP.

CEO Pay Ratio

The following information is provided in accordance with Item 402(u) of Regulation S-K of the Securities Act of 1933, as amended. The pay ratio is an estimate of our median employee’s total compensation to that of our CEO, Mr. Rivers, for 2023, as disclosed in the Summary Compensation Table.

To determine our median employee for 2023, we used our employee population as of October 1, 2023, excluding the CEO. The date of October 1st was selected to represent our employee population for the majority of 2023, which included our Eastern Insurance colleagues. As of October 1, 2023, Eastern’s employee population, consisting of all full-time, part-time and seasonal employees, was 2,138 individuals. The median of all base salaries (excluding the CEO) was reviewed to determine our median base salary as the consistently applied compensation measure.

With the median employee identified, this individual’s 2023 total compensation was determined following the same measures used to determine Mr. Rivers’ total compensation in the Summary Compensation Table. These factors include base salary, incentive(s), change in pension value and all other compensation.

• 2023 total annual compensation for the median employee was $88,972

• 2023 total annual compensation for Mr. Rivers, the CEO, was $4,915,097

• The result is a median employee to CEO pay ratio of 1:55.2

SEC guidelines for determining the median employee provide discretion to companies in adopting a variety of compensation measure(s) to apply to the analysis. We believe the pay ratio reported above is a reasonable estimate based on our records, but it may not be readily comparable to other companies due to factors such as location, compensation practices, exclusions, estimates or assumptions that other companies may apply.

Pay Versus Performance

In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain Company performance for the fiscal years listed below. Please refer to the “Compensation Discussion and Analysis” section of this Proxy Statement for a more complete description of how executive compensation relates to Company performance and how the C&HCM Committee makes its decisions.

					Value of Initial Fixed $100 Investment Based on:

Year#	SCT Total for PEO	“Compensation Actually Paid” to PEO (1)	Average SCT Total for Non-PEO NEOs (2)	Average “Compensation Actually Paid” to Non-PEO NEOs (1) (2)	Company TSR (3)	Peer Group TSR (4)	Net Income (thousands $) (5)
2023	$4,915,097	$3,898,615	$1,999,339	$1,648,743	$124.94	$170.78	$232,177
2022	$6,743,680	$5,859,893	$3,437,369	$2,918,229	$147.04	$171.46	$199,759
2021	$4,208,543	$4,189,967	$2,380,559	$2,321,245	$168.53	$184.23	$154,665
2020	$3,673,300	$3,411,841	$2,008,597	$1,908,292	$134.24	$134.82	$22,738
(1)	Compensation Actually Paid to the Primary Executive Officer (“PEO”) and Non-PEO NEOs reflects the totals from our Summary Compensation Table with the following adjustments:
•	For each of the Pension Plan and BEP, the change in the actuarial present value was replaced with each plan’s service cost.
•	For equity incentive awards, the grant date fair values computed in accordance with FASB ASC Topic 718 were replaced with year-end fair values as of December 31 as follows:
2023
○
RSUs were valued based on the closing price of a share of Company common stock on December 31, 2023 ($14.20) instead of the March 1, 2023 grant date value ($15.63), multiplied by the number of RSUs outstanding.

○
PSUs based on TSR performance were valued based on the probable outcome of performance conditions using a Monte Carlo simulation model, which priced Company common stock at $7.97 per share as of December 31, 2023 (instead of the actual December 31, 2023 closing price of a share of Company common stock at $14.20), multiplied by the number of PSUs outstanding at target award levels.

2022
○
RSUs were valued based on the closing price of a share of Company common stock on December 31, 2022 ($17.25) instead of the March 1, 2022 grant date value ($21.08), multiplied by the number of RSUs outstanding.

○
PSUs based on EPS performance were valued based on the closing price of a share of Company common stock on December 31, 2022 ($17.25), instead of on the March 1, 2022 grant date value ($21.08), multiplied by the number of PSUs outstanding at target award levels.

○
PSUs based on TSR performance were valued based on the probable outcome of performance conditions using a Monte Carlo simulation model, which priced Company common stock at $12.26 per share as of December 31, 2022 (instead of the actual December 31, 2022 closing price of a share of Company common stock at $17.25), multiplied by the number of PSUs outstanding at target award levels.

•	No equity awards were granted to our PEO or Non-PEO NEOs prior to 2022, and no equity awards were forfeited or both granted and vested in 2022. Thus, no adjustments were made for these items.
•
Reconciliation for the variance between Summary Compensation Table data for the PEO and
Non-PEO
NEOs is included below this section in the ‘Adjustments from Summary Compensation Table’ for both the PEO and the
Non-PEO
NEOs respectively.

(2)	Our Non-PEO NEOs included for each year are as follows:
•	For 2023, our “Non-PEO NEOs” include our current NEOs, Messrs. Q. Miller, Fitzgerald, Westermann, and Lodge and Ms. Henry.
•	For 2022, our “Non-PEO NEOs” included NEOs, Messrs. Q. Miller, Fitzgerald and Westermann, and Ms. Henry.
•
For 2021, our
“Non-PEO
NEOs” included Messrs. Q. Miller and Fitzgerald, as well as Jan A. Miller, our former Vice Chair and Chief Commercial Banking Officer, and John F. Koegel, the former President and CEO of Eastern Insurance Group LLC.

•	For 2020, our “Non-PEO NEOs” were Messrs. Q. Miller and Fitzgerald.
(3)
Company TSR reflects the value of a $100 investment made on October 15, 2020, the date the Company became a publicly listed company, through and including the end of the fiscal year for which our cumulative total shareholder return is provided.

(4)
Peer Group TSR reflects the value of a $100 investment in the KRX beginning on October 15, 2020, through and including the end of the fiscal year for which our cumulative total shareholder return is provided.

(5)
Under SEC rules, companies are required to provide data with respect to a “Company Selected Measure” which represents the most important financial measure that links CAP to company performance, and which is not otherwise required to be disclosed in this table. However, we do not have another financial measure that materially links CAP to company performance and, as such, we have omitted this column.

Adjustments from Summary Compensation Table for PEO

	2023	2022	2021	2020

Deduction for change in actuarial present values reported under the “Change in Pension Value and Non- qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$(617,294)	$(13,486)	$(86,687)	$(200,363)

Increase for service cost of Pension Plan and BEP	$181,935	$217,339	$68,111	$53,504

Deduction for prior service cost of Pension Plan and BEP	$—	$—	$—	$(114,601)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(820,870)	$(4,503,726)	$—	$—
Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	$705,649	$3,416,086	$—	$—
Deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(400,794)	$—	$—	$—
Deduction for change in fair value from prior year-end to vesting date of awards granted prior year to date vested during year	$(65,108)	$—	$—	$—

Total Adjustments	$(1,016,482)	$(883,787)	$(18,576)	$(261,460)

Adjustment from Summary Compensation Table for
Non-PEO
NEOs

	2023	2022	2021	2020

Deduction for change in actuarial present values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$(202,042)	$(26,832)	$(86,477)	$(109,111)
Increase for service cost of Pension Plan and BEP	$89,731	$111,932	$27,163	$30,488
Deduction for prior service cost of Pension Plan and BEP	$—	$—	$—	$(21,682)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(201,781)	$(2,502,048)	$—	$—
Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	$173,458	$1,897,809	$—	$—
Deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	$(178,134)	$—	$—	$—
Deduction for change in fair value from prior year-end to vesting date of awards granted prior year to date vested during year	$(31,829)	$—	$—	$—

Total Adjustments	$(350,597)	$(519,139)	$(59,314)	$(100,305)

Most Important Performance Measures
In our assessment, the most important performance measures used to link Compensation Actually Paid to Company performance are listed in the table below, not ranked in order of importance.

Net Income
Total Shareholder Return
Analysis of the Information Presented in the Pay versus Performance Table
In accordance with Item 401(v) of Regulation
S-K,
the Company is providing the following graphical descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Total Sha
re
holder Return

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section of this Proxy Statement describes our executive compensation program and the compensation decisions that the Compensation and Human Capital Management Committee and Board of Directors made in 2023 with respect to the compensation of our NEOs. The Board of Directors is asking shareholders to cast a non-binding, advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

As we describe in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation is designed to closely align the interests of our NEOs with those of our shareholders on both a short-term and long-term basis, and to attract and retain key executives critical to our success.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement and to review the 2023 Summary Compensation Table and related compensation tables and discussion, which provide detailed information on the Company’s executive compensation policies and practices. The Company is committed to ensuring it receives timely feedback from shareholders on their alignment with the Company’s executive compensation practices.

Recommendation

Our Board of Directors recommends a vote FOR Proposal 2.

DIRECTOR COMPENSATION

Through December 31, 2023, each of our directors (other than the Chair of the Board) was entitled to an annual Board of Directors retainer of $55,000, an annual grant of restricted stock with a value approximately equal to $55,000, and annual committee member fees ranging from $5,000 to $10,000. The Audit, Compensation and Human Capital Management, Nominating and Governance and Risk Management committees are joint committees of the Board of Directors and the Board of Directors of Eastern Bank (“Bank Board”). Directors also receive fees for their service on committees of the Bank Board, including its trust and innovation committees, and the board of trustees of the Foundation. Chairs of certain committees also receive additional committee chair retainers ranging from $10,000 to $20,000, and the Lead Director receives an annual retainer of $40,000. In addition, directors receive per-meeting fees for attending various special or additional meetings, including those of Eastern Bank’s board of advisors, board of ambassadors, and an investment advisory committee. Directors who are also employees do not receive compensation for their service as directors.

Set forth below is a summary of the compensation received by each of our non-employee directors for the year ended December 31, 2023.

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Richard C. Bane	$143,000	$54,993	$11,334	$209,327
Luis Borgen	$102,000	$54,993	$11,834	$168,827
Joseph T. Chung	$123,750	$54,993	$11,834	$190,577
Paul M. Connolly	$127,750	$54,993	$10,834	$193,577
Bari A. Harlam	$110,750	$54,993	$10,834	$176,577
Marisa J. Harney(5)	$10,000	$—	$250	$10,250
Diane S. Hessan	$104,000	$54,993	$11,834	$170,827
Richard E. Holbrook	$97,250	$54,993	$11,834	$164,077
Deborah C. Jackson	$150,500	$54,993	$11,834	$217,327
Peter K. Markell	$138,250	$54,993	$10,834	$204,077
Paul D. Spiess	$121,750	$54,993	$11,834	$188,577
Linda M. Williams(5)	$10,000	$—	$—	$10,000
(1)	Represents total fees earned in 2023, including fees deferred pursuant to the 409A Plan.
(2)

Represents the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718, which was equal to the closing price of a share of Company common stock on the date of grant, May 15, 2023, multiplied by the number of shares underlying the award.

(3)

For directors other than Mses. Harney and Williams, represents accrued dividends paid upon the vesting of a portion of 2021 restricted stock awards that had been granted on November 30, 2021, and the vesting of restricted stock awards that had been granted on May 17, 2022. Dividends paid for 2023 represent $10,834 for each such director. Amounts also include matching contributions to charitable institutions in the name of the director pursuant to a matching charitable gift program offered through the Foundation. Matching contributions are $1,000 for each Messrs. Borgen, Chung, Holbrook, Spiess and Mses. Jackson and Hessan; $500 for Mr. Bane and $250 for Ms. Harney. Non-employee directors may participate in this program in connection with their service as directors; matching gifts are capped at $1,000 per director per year.

(4)

Our directors’ total compensation in this table does not include earnings on the 409A Plan, a nonqualified defined contribution plan in which Mr. Connolly and Ms. Harlam participate, because the participants do not receive any preferential or above-market earnings under such plan. Under the terms of the 409A Plan, the increase in the value of the benefit provided in the 409A Plan increases (or decreases) based upon changes in one or more generally available investment benchmarks or strategies chosen by the respective participant.

(5)	Mses. Harney and Williams joined our Board of Directors in October 2023 and received fees in 2023 in connection with meeting attendance.

Director Stock Ownership Guidelines. The Company’s Board of Directors believes that the Company’s directors, including the CEO, should hold meaningful equity ownership positions in the Company, in part to align directors’ interests with those of the Company’s shareholders. Accordingly, the Board of Directors has adopted the stock ownership guidelines set forth below. Each director is expected to achieve the applicable stock ownership threshold within five years of either the date of initial implementation of the stock ownership guidelines (June 2020) or the date the director is first elected to the Board of Directors, whichever is later:

•	Non-employee directors shall hold five times the value of their cash retainers in shares of the Company’s stock;
•	The CEO shall hold five times the value of his or her annual base salary in shares of the Company’s stock; and
•

Any director who serves as an executive officer, other than the CEO, will be required to hold multiples of the value of his or her base salary in shares of the Company’s stock, depending on the position (and as set forth in the management stock ownership guidelines) and as established by the C&HCM Committee.

There is a one year holding period for 50% of a director’s vested shares until the applicable minimum holding requirement described above has been met. Holdings that satisfy a director’s stock ownership requirements include all outstanding shares held and all restricted stock awarded to a director. Unvested awards of performance stock units, stock options, warrants or other rights not listed above exercisable for or convertible into shares of common stock will not count towards satisfying the ownership requirement unless and until shares under such awards are actually issued to a director.

Compliance with stock ownership guidelines is evaluated annually. A director is not required to purchase additional shares to satisfy the ownership requirement in the event of a decline in the Company’s stock price, but the director is generally prohibited from selling or transferring shares until the minimum ownership requirement has been achieved, except as otherwise determined by the C&HCM Committee. As of January 1, 2024, all of our non-employee directors met or were on track to meet our stock ownership guidelines within the required time period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by Ernst & Young for fiscal years 2023 and 2022. All services were pre-approved by our Audit Committee in accordance with its charter, as described below in the section captioned “Pre-Approval Policy and Procedures.”

Fee Category	Fiscal Year 2023	Fiscal Year 2022
Audit Fees (1)	$2,242,200	$1,966,200
Audit-Related Fees (2)	$39,100	$39,100
Tax Fees (3)	$402,924	$371,511
All Other Fees (4)	$—	$—

Total Fees	$2,684,224	$2,376,811

(1)

Audit fees consist of fees for the audit of our annual consolidated financial statements (including an assessment of our internal control over financial reporting), the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements. For 2023, these fees included audit work related to a recast of the financial information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, in connection with the sale of our insurance operations; the sale of the insurance operations; and consent provided for the Company’s registration statement on Form S-4 in connection with the proposed acquisition of Cambridge Bancorp. For 2022, these fees included audit work related to the adoption of the current expected credit losses methodology, also known as CECL, effective January 1, 2022. These fees for both years also included expanded audit procedures or consultations with our management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard-setting bodies.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statement and are not reported under “Audit Fees.” Audit-related services provided by EY in 2023 and 2022 represented fees in connection with attestation services.

(3)	Tax fees in 2023 and 2022 consist of fees for tax preparation and tax compliance and advisory services in connection with servicing our clients in our Eastern Wealth Management division.
(4)	There were no other fees in 2023 or 2022.

Pre-Approval Policy and Procedures

In accordance with its charter, the Audit Committee of our Board of Directors pre-approves any engagement for audit services, audit-related, and non-audit services (including tax services) to be provided by our independent external auditor before the independent external auditor is engaged to render such services.

The Audit Committee may, and from time to time does, delegate its authority to pre-approve services to the Chair of such committee, provided that any such approvals are presented to the full committee at the next Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the six directors named below. Each member of the Audit Committee is an independent director (as independence is defined in the listing standards of the Nasdaq Global Select Market and Rule 10A-3 under the Exchange Act with respect to membership on audit committees).

The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the preparation, presentation and integrity of the consolidated financial statements, and with the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for auditing our Company’s financial statements and expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on the Company’s internal controls over financial reporting. The Audit Committee is responsible for providing independent, objective oversight of these functions.

In the performance of the Audit Committee’s oversight function, we have reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2023, with management and our independent registered public accounting firm, Ernst & Young LLP (“EY”). We also discussed with EY the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. EY has also provided the Audit Committee with their communications required by PCAOB rules, and the Audit Committee has discussed with EY the firm’s independence. We have also considered whether the provision by EY of tax services in 2023 and 2022 is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2023 and 2022 be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC, and the Audit Committee appointed EY as the Company’s independent registered public accounting firm for 2024.

By the Audit Committee of the Board of Directors,

Peter K. Markell (chair)

Richard C. Bane

Paul M. Connolly

Marisa J. Harney

Paul D. Spiess

Linda M. Williams

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young as our Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. EY has served as our Company’s independent registered public accounting firm since 2002. Although we are not required to seek shareholder ratification of this appointment, our Board of Directors decided to provide our shareholders with the opportunity to do so. If this proposal is not approved by our shareholders at the Annual Meeting, our Audit Committee will reconsider the appointment of EY. Even if the appointment of EY is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Recommendation

Our Board of Directors believes that the ratification of the appointment by the Audit Committee of Ernst & Young as our Company’s independent registered public accounting firm for the 2024 fiscal year is in the best interests of our Company and shareholders and recommends you vote FOR ratification in Proposal 3.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the Annual Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be included in the proxy statement and form of proxy relating to our 2025 annual meeting of shareholders and to be presented at that meeting must be received by us for inclusion in the 2025 proxy statement and form of proxy no later than December 2, 2024. In addition, our Bylaws contain an advance notice provision that requires shareholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that shareholders give timely written notice of their proposal to our Corporate Secretary. To be timely, notices must be delivered to our Corporate Secretary at our principal executive office not less than 90 nor more than 120 days before the first anniversary of the prior year’s annual meeting of shareholders. Accordingly, a shareholder who intends to present a proposal at the 2025 annual meeting of shareholders must provide written notice of the proposal to our Corporate Secretary after January 13, 2025 and before February 12, 2025. Proposals received at any other time will not be voted on at the meeting. Shareholders who wish to nominate director candidates for the shareholders to consider must include in the notice the additional information specified in our Bylaws including, among other things, the candidate’s name, biographical data and qualifications. Exchange Act Rule 14a-19(b) also requires additional information be included in director nomination notices, including a statement that the shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If a shareholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The Board of Directors of Eastern Bankshares, Inc. is soliciting proxies, and the Company pays for distributing and soliciting proxies. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable fees and expenses in forwarding proxy materials to shareholders.

Shareholders who elect to vote through the Internet or by telephone may incur costs such as telecommunication and Internet access charges for which the shareholder is solely responsible. The telephone and Internet voting facilities for shareholders of record will close when the polls close at the Annual Meeting.

Boston, Massachusetts

April 1, 2024

FORWARD-LOOKING STATEMENTS

When we use the terms “we”, “us”, “our,” and the “Company,” we mean Eastern Bankshares, Inc., a Massachusetts corporation, and its consolidated subsidiaries, taken as a whole, unless the context otherwise indicates.

Certain statements contained in this Proxy Statement that are not historical facts may be considered forward- looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, factors:

•

risks related to the implementation of acquisitions, dispositions, and restructurings, including the risk that acquisitions may not be timely completed or at all and may not produce results at levels or within time frames originally anticipated, including due to delays in obtaining regulatory approvals or to the conditions associated with such approvals;

•

risks related to the pending acquisition and integration of Cambridge Bancorp and Cambridge Trust Company, including that revenue or expense synergies or other expected benefits may not materialize or may be more costly to achieve than anticipated; that the combined businesses may not perform as expected; and that the merger is not timely completed or at all due to regulatory, contractual or other reasons;

•	changes in regional, national or international macroeconomic conditions, including changes in inflation, recessionary pressures or interest rates in the United States;

•	the possibility that future credit losses, loan defaults and charge-off rates are higher than expected due to changes in economic assumptions or adverse economic developments;

•	general business and economic conditions on a national basis and in the local markets in which we operate, including those impacting credit quality;

•	turbulence in the capital and debt markets and within the banking industry;

•	decreases in the value of securities and other assets;

•	decreases in deposit levels necessitating increased borrowing to fund loans, investments and other needs;

•	competitive pressures from other financial institutions or changes to customer behavior;

•	operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics;

•	changes in regulation, legislation, accounting standards and practices, and fiscal and monetary policy;

•	the risk that goodwill and intangibles recorded in our financial statements will become impaired;

•	the risk that we may not be successful in the implementation of our business strategy;

•	changes in assumptions used in making such forward-looking statements;

•

and other risks and uncertainties detailed in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as may be updated by Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, as may be filed with the SEC from time to time.

Forward-looking statements speak only as of the date on which they are made. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward- looking statements are made.

Eastern Bankshares, Inc.

P.O. BOX 8016, CARY, NC 27512-9903

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Eastern Bankshares, Inc.

Annual Meeting of Shareholders

For Shareholders of record as of March 8, 2024

Monday, May 13, 2024 12:00 PM, Eastern Time

The Annual Meeting will be held live via the Internet. Please visit www.proxydocs.com/EBC to register to attend or for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 12:00 PM, Eastern Time May 13, 2024.

Internet:
www.proxypush.com/EBC
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-458-2993
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints James B. Fitzgerald and Kathleen C. Henry (the "Named Proxies"), and each or either of them, as the true and lawful proxies of the undersigned, with full power of substitution and revocation, each with the power to appoint his or her substitute, authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Eastern Bankshares, Inc. ("Company") held of record by the undersigned at the close of business on March 8, 2024, at the 2024 Annual Meeting of Shareholders of the Company to be held on May 13, 2024, or at any adjournment thereof, and acknowledges receipt of the proxy materials for such meeting and revokes all previous proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED ON THE REVERSE HEREOF. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, IN FAVOR OF PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE NAMED PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this proxy card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Eastern Bankshares, Inc. Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS OF EASTERN BANKSHARES, INC. (“COMPANY”) RECOMMENDS A VOTE: “FOR” EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. To elect five directors for a three-year term expiring in 2027: FOR AGAINST ABSTAIN 1.01 Richard C. Bane FOR #P2# #P2# #P2# 1.02 Joseph T. Chung FOR #P3# #P3# #P3# 1.03 Paul M. Connolly FOR #P4# #P4# #P4# 1.04 Bari A. Harlam FOR #P5# #P5# #P5# 1.05 Marisa J. Harney FOR #P6# #P6# #P6# FOR AGAINST ABSTAIN 2. To approve, in an advisory vote, the compensation paid to the Company’s named executive FOR officers #P7# #P7# #P7# 3. To ratify the appointment of Ernst & Young LLP by the Audit Committee of our Board of Directors FOR as the Company’s independent registered public accounting firm for the 2024 fiscal year #P8# #P8# #P8# PLEASE DO NOT RETURN THIS PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD IF VOTING BY MAIL. You must register if you wish to attend the meeting online and/or participate at www.proxydocs.com/EBC Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date